Filed Pursuant to Rule 424(b)(3)
Registration No. 333-205467

PROSPECTUS

36,443,163 Shares

Del Taco Restaurants, Inc.

Common Stock

The selling stockholders named in this prospectus may offer and sell from time to time up to 28,943,163 shares of our common stock covered by this prospectus, including shares issuable upon exercise of warrants held by certain of the selling stockholders. In addition, this prospectus relates to the issuance by us of up 7,500,000 shares of our common stock that are issuable upon the exercise of warrants exercisable for shares of our common stock at an exercise price of $11.50 per share that were issued in our initial public offering pursuant to a prospectus dated November 13, 2013 (the “Public Warrants”).

We will not receive any of the proceeds except with respect to the amounts received by us due to the exercise of warrants, but we will incur expenses in connection with the offering.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 35.

Our common stock is traded on The Nasdaq Capital Market under the symbol “TACO.” On July 1, 2015, the last reported sale price of our common stock on The Nasdaq Capital Market was $15.61 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 15, 2015.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. The selling stockholders may use the shelf registration statement to sell up to an aggregate of 36,443,163 shares of our common stock from time to time through any means described in the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale of common stock by the selling stockholders. The selling stockholders will deliver a prospectus supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplements. Neither we, the selling stockholders nor any underwriter has authorized anyone to provide information different from that contained in this prospectus and the documents incorporated by reference herein.

The information contained in this prospectus, in any prospectus supplement or in any document incorporated by reference is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of common stock.

This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which or jurisdiction in which the offer or solicitation is unlawful.

Unless the context indicates otherwise, the terms “Del Taco,” “Company,” “we,” “us,” and “our” refer to Del Taco Restaurants, Inc., a Delaware corporation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Specifically, forward-looking statements may include statements relating to:

•	our future financial performance;

•	changes in the markets in which we compete;

•	our expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause our actual results, performance, or achievements to differ materially from any expected future results, performance, or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These risks and uncertainties include, but are not limited to:

•	the ability to maintain the listing of our common stock on Nasdaq;

•	consumer demand;

•	competition in our markets;

•	our ability to grow and manage growth profitably;

•	our ability to access additional capital;

•	changes in applicable laws or regulations;

•	the inability to obtain franchisees;

•	our ability to attract and retain qualified personnel;

•	the inability to profitably expand into new markets;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties indicated in this prospectus, including those under “Risk Factors.”

There is no assurance that our expectations will be realized. If one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated, or projected. Such risks and uncertainties also include those set forth under “Risk Factors” herein and in the documents incorporated by reference herein. Our forward-looking statements speak only as of the time that they are made and do not necessarily reflect our outlook at any other point in time. Except as required by law or regulation, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or for any other reason.

INFORMATION ABOUT THE COMPANY

Background

Levy Acquisition Corp. was incorporated in the State of Delaware on August 2, 2013, a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On June 30, 2015 (the “Closing Date”), Levy Acquisition Corp. consummated a business combination (the “Business Combination”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 12, 2015, by and among Levy Acquisition Corp., Levy Merger Sub, LLC, Levy Acquisition Corp.’s wholly-owned subsidiary (“Merger Sub”), and Del Taco Holdings, Inc., providing for the merger (the “Merger”) of Merger Sub with and into Del Taco Holdings, Inc., with Del Taco Holdings, Inc. surviving the Merger as a wholly-owned subsidiary of the Company. As part of the Business Combination, the name of Levy Acquisition Corp. was changed to “Del Taco Restaurants, Inc.”

Business

We are a nationwide operator and franchisor of restaurants featuring fresh and fast made-to-order cuisine, including both Mexican inspired and American classic dishes. We are the second largest Mexican quick service restaurant (“QSR”) by units with 547 Del Taco restaurants, a majority of these in the Pacific Southwest. We serve our customers high-quality food typical of fast casual restaurants but with the speed, convenience and value associated with traditional QSRs. With attributes of both a fast casual restaurant and a QSR, we occupy a place in the restaurant market distinct from our competitors. Our food is prepared in working kitchens where our customers see cooks grilling marinated chicken, chopping tomatoes and cilantro for salsa, grating cheddar cheese and slow cooking whole pinto beans. We are poised for growth, operating within the fastest growing segment of the restaurant industry, the limited service restaurant (“LSR”) segment. With an average check of $6.49, we offer a compelling value proposition relative to both QSR and fast casual peers.

Company Information

Our principal executive offices are located at 25521 Commercentre Drive, Lake Forest, CA 92630, and our telephone number is (949) 462-9300. Our website address is www.deltaco.com. The information found on our website is not part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities, you should also refer to the other information contained in or incorporated by reference into this prospectus.

Risks Related to Our Business and Industry

Our growth strategy depends in part on opening new restaurants in existing and new markets and expanding our franchise system. We may be unsuccessful in opening new company-operated or franchised restaurants or establishing new markets, which could adversely affect our growth.

One of the key means to achieving our growth strategy will be through opening new restaurants and operating those restaurants on a profitable basis. We opened five new restaurants in 2014 and plan to open an estimated six to eight new company owned restaurants in 2015. Our franchisees opened six new restaurants in 2014 and plan to open seven to nine restaurants in 2015. Our ability to open new restaurants is dependent upon a number of factors, many of which are beyond our control, including our or our franchisees’ ability to:

•	identify available and suitable restaurant sites;

•	compete for restaurant sites;

•	identify, hire and train employees;

•	reach acceptable agreements regarding the lease or purchase of locations;

•	obtain or have available the financing required to acquire and operate a restaurant, including construction and opening costs, and managing such costs;

•	respond to unforeseen engineering or environmental problems with leased premises;

•	avoid the impact of inclement weather, natural disasters and other calamities;

•	hire, train and retain the skilled management and other employees necessary to meet staffing needs;

•	obtain, in a timely manner and for an acceptable cost, required licenses, permits and regulatory approvals and respond effectively to any changes in local, state or federal law and regulations that adversely affect our and our franchisees’ costs or ability to open new restaurants; and

•	control construction and equipment cost increases for new restaurants.

There is no guarantee that a sufficient number of suitable restaurant sites will be available in desirable areas or on terms that are acceptable to us or our franchisees in order to achieve our growth plan. If we are unable to open new restaurants or sign new franchisees, or if restaurant openings are significantly delayed, our earnings or revenue growth could be adversely affected and our business negatively affected as we expect a portion of our growth to come from new locations.

As part of our longer term growth strategy, we may enter into geographic markets in which we have little or no prior operating or franchising experience through company-owned restaurant growth and through franchise development agreements. The challenges of entering new markets include: difficulties in hiring experienced personnel; unfamiliarity with local real estate markets and demographics; consumer unfamiliarity with our brand; and different competitive and economic conditions, consumer tastes and discretionary spending patterns that are more difficult to predict or satisfy than in our existing markets. Consumer recognition of our brand has been important in the success of company-operated and franchised restaurants in our existing markets. In addition, restaurants that we open in new markets may take longer to reach expected sales and profit levels on a consistent basis and may have higher construction, occupancy or operating costs than restaurants we open in existing markets, thereby affecting our overall profitability. Any failure on our part to recognize or respond to these challenges may adversely affect the success of any new restaurants. Expanding our franchise system could require the implementation, expense and successful management of enhanced business support systems, management information systems and financial controls as well as additional staffing, franchise support and capital expenditures and working capital.

Our progress in opening new restaurants from quarter to quarter may occur at an uneven rate. If we do not open new restaurants in the future according to our current plans, the delay could have a material adverse effect on our business, financial condition and results of operations.

Due to brand recognition and logistical synergies, as part of our growth strategy, we also intend to open new restaurants in areas where we have existing restaurants. The operating results and comparable restaurant sales for our restaurants could be adversely affected due to close proximity with our other restaurants and market saturation.

We may not be able to compete successfully with other quick service and fast casual restaurants. Intense competition in the restaurant industry could make it more difficult to expand our business and could also have a negative impact on our operating results if customers favor our competitors or we are forced to change our pricing and other marketing strategies.

We face significant competition from restaurants in the quick service and fast casual dining segments of the restaurant industry. In addition, the Southern California and Las Vegas regions, the primary markets in which we compete, consist of very competitive Mexican-inspired quick service and fast casual markets. We expect competition in these markets and each of our other markets to continue to be intense because consumer trends are favoring limited service restaurants that offer healthier menu items made with better quality products and many limited service restaurants are responding to these trends. Competition in our industry is primarily based on price, convenience, quality of service, brand recognition, restaurant location and type and quality of food. If our company-operated and franchised restaurants cannot compete successfully with other quick service and fast casual restaurants in new and existing markets, we could lose customers and our revenue could decline.

Our company-owned and franchised restaurants compete with national and regional quick service and fast casual restaurant chains for customers, restaurant locations and qualified management and other staff. Many of our competitors have existed longer and have a more established market presence with substantially greater financial, marketing, personnel and other resources than we do. Among our competitors are a number of multi-unit, multi-market, fast casual restaurant concepts, some of which are expanding nationally. As we expand, we will face competition from these restaurant concepts as well as new competitors that strive to compete with our market segments. These competitors may have, among other things, lower operating costs, better locations, better facilities, better management, more effective marketing and more efficient operations. Additionally, we face the risk that new or existing competitors will copy our business model, menu options, presentation or ambience, among other things.

Any inability to successfully compete with the restaurants in our markets will place downward pressure on our customer traffic and may prevent us from increasing or sustaining our revenue and profitability. Consumer tastes, nutritional and dietary trends, traffic patterns and the type, number and location of competing restaurants often affect the restaurant business, and our competitors may react more efficiently and effectively to those conditions. In addition, many of our traditional fast food restaurant competitors offer lower-priced menu options or meal packages, or have loyalty programs. Our sales could decline due to changes in popular tastes, “fad” food regimens, such as low carbohydrate diets, and media attention on new restaurants. If we are unable to continue to compete effectively, our traffic, sales and restaurant contribution could decline which would have a material adverse effect on our business, financial condition and results of operations.

New restaurants, once opened, may not be profitable, and the increases in average restaurant revenue and comparable restaurant sales that we have experienced in the past may not be indicative of future results.

Some of our restaurants open with an initial start-up period of higher than normal sales volumes, which subsequently decrease to stabilized levels. Typically, our new restaurants have stabilized sales after approximately

26 to 52 weeks of operation, at which time the restaurant’s sales typically begin to grow on a consistent basis. However, we cannot assure you that this will occur for future restaurant openings. In new markets, the length of time before average sales for new restaurants stabilize is less predictable and can be longer as a result of our limited knowledge of these markets and consumers’ limited awareness of our brand. In addition, our average restaurant revenue and comparable restaurant sales may not increase at the rates achieved over the past several years. Our ability to operate new restaurants profitably and increase average restaurant revenue and comparable restaurant sales will depend on many factors, some of which are beyond our control, including:

•	consumer awareness and understanding of our brand;

•	general economic conditions, which can affect restaurant traffic, local labor costs and the prices that we pay for the food products and other supplies that we use;

•	changes in consumer preferences and discretionary spending;

•	difficulties obtaining or maintaining adequate relationships with distributors or suppliers in new markets;

•	increases in prices for commodities, including beef and other proteins;

•	inefficiency in our labor costs as the staff gains experience;

•	competition, either from our competitors in the restaurant industry or our own restaurants;

•	temporary and permanent site characteristics of new restaurants;

•	changes in government regulation; and

•	other unanticipated increases in costs, any of which could give rise to delays or cost overruns.

If our new restaurants do not perform as planned, our business and future prospects could be harmed. In addition, an inability to achieve our expected average restaurant revenue would have a material adverse effect on our business, financial condition and results of operations.

Our sales growth and ability to achieve profitability could be adversely affected if comparable restaurant sales are less than we expect.

The level of comparable restaurant sales, which reflect the change in year-over-year sales for restaurants in the accounting period following 18 months of operations, will affect our sales growth and will continue to be a critical factor affecting our ability to generate profits because the profit margin on comparable restaurant sales is generally higher than the profit margin on new restaurant sales. Our ability to increase comparable restaurant sales depends in part on our ability to successfully implement our initiatives to build sales. It is possible that such initiatives will not be successful, that we will not achieve our target comparable restaurant sales growth or that the change in comparable restaurant sales could be negative, which may cause a decrease in sales growth and ability to achieve profitability that would have a material adverse effect on our business, financial condition and results of operations.

Our long-term success depends in part on our ability to effectively identify and secure appropriate sites for new restaurants.

We intend to develop new restaurants in our existing markets, expand our footprint into adjacent markets and selectively enter into new markets. In order to build new restaurants, we must first identify markets where we can enter or expand our footprint, taking into account numerous factors, including the location of our current restaurants, local economic trends, population density, area demographics and geography. Then, we must secure appropriate restaurant sites, which is one of our biggest challenges. There are numerous factors involved in identifying and securing an appropriate restaurant site, including:

•	evaluating size of the site, traffic patterns, local retail and business attractions and infrastructure that will drive high levels of customer traffic and sales;

•	competition in new markets, including competition for restaurant sites;

•	financial conditions affecting developers and potential landlords, such as the effects of macro-economic conditions and the credit market, which could lead to these parties delaying or canceling development projects (or renovations of existing projects), in turn reducing the number of appropriate restaurant sites available;

•	developers and potential landlords obtaining licenses or permits for development projects on a timely basis;

•	proximity of potential restaurant sites to existing restaurants;

•	anticipated commercial, residential and infrastructure development near the potential restaurant site; and

•	availability of acceptable lease terms and arrangements.

Given the numerous factors involved, we may not be able to successfully identify and secure attractive restaurant sites in existing, adjacent or new markets, which could have a material adverse effect on our business, financial condition and results of operations.

Changes in food and supply costs or failure to receive frequent deliveries of food ingredients and other supplies could have an adverse effect on our business, financial condition and results of operations.

Our profitability depends in part on our ability to anticipate and react to changes in food and supply costs, and our ability to maintain our menu depends in part on our ability to acquire ingredients that meet specifications from reliable suppliers. Shortages or interruptions in the availability of certain supplies caused by unanticipated demand, problems in production or distribution, food contamination, inclement weather or other conditions could adversely affect the availability, quality and cost of our ingredients, which could harm our operations. Any increase in the prices of the food products most critical to our menu, such as beef, chicken, fresh produce, soybean oil and other proteins, could have a material adverse effect on our results of operations. Particularly, the cost of ground beef, our largest commodity expenditure and the only commodity that accounts for more than 10% of our total food and paper costs, has increased significantly over the past year as a result of a reduction in the U.S. cattle supply, a trend which we expect to continue for several years, coupled with an increase in world demand for beef. We currently purchase beef with fixed pricing contracts to reduce our exposure to potential price fluctuations. The market for beef is particularly volatile and is subject to extreme price fluctuations due to seasonal shifts, climate conditions, the price of feed, industry demand, energy demand, relative strength of the U.S. dollar and other factors. Although we try to manage the impact that these fluctuations have on our operating results, we remain susceptible to increases in food costs as a result of factors beyond our control, such as general economic conditions, seasonal fluctuations, weather conditions, demand, food safety concerns, generalized infectious diseases, product recalls and government regulations. Therefore, material increases in the prices of the ingredients most critical to our menu, particularly ground beef, could adversely affect our operating results or cause us to consider changes to our product delivery strategy and adjustments to our menu pricing.

If any of our distributors or suppliers perform inadequately, or our distribution or supply relationships are disrupted for any reason, there could be a material adverse effect on our business, financial condition, results of operations or cash flows. Although we often enter into contracts for the purchase of food products and supplies, we do not have long-term contracts for the purchase of all such food products and supplies. As a result, we may not be able to anticipate or react to changing food costs by adjusting our purchasing practices or menu prices, which could cause our operating results to deteriorate. If we cannot replace or engage distributors or suppliers who meet our specifications in a short period of time, that could increase our expenses and cause shortages of food and other items at our restaurants, which could cause a restaurant to remove items from its menu. If that were to happen, affected restaurants could experience significant reductions in sales during the shortage or thereafter, if customers change their dining habits as a result. In addition, although we provide modestly priced food, we may choose not to, or may be unable to, pass along commodity price increases to consumers, including price increases with respect to ground beef. These potential changes in food and supply costs could have a material adverse effect on our business, financial condition and results of operations.

Failure to manage our growth effectively could harm our business and operating results.

A portion of our growth plan includes opening new restaurants. If our expansion is accelerated greatly, our existing restaurant management systems, financial and management controls and information systems may be inadequate to support our planned expansion. Managing any such growth effectively will require us to continue to enhance these systems, procedures and controls and to hire, train and retain managers and team members. We may not respond quickly enough to the changing demands that our expansion will impose on our management, restaurant teams and existing infrastructure, which could harm our business, financial condition and results of operations.

Opening new restaurants in existing markets may negatively impact sales at our existing restaurants.

The consumer target area of our restaurants varies by location, depending on a number of factors, including population density, other local retail and business attractions, area demographics and geography. As a result, the opening of a new restaurant in or near markets in which we already have restaurants could adversely impact sales at these existing restaurants. Existing restaurants could also make it more difficult to build our consumer base for a new restaurant in the same market. Our core business strategy does not entail opening new restaurants that we believe will materially affect sales at our existing restaurants, but we may selectively open new restaurants in and around areas of existing restaurants that are operating at or near capacity to effectively serve our customers.

Negative publicity relating to one of our restaurants, including one of our franchised restaurants, could reduce sales at some or all of our other restaurants.

Our success is dependent in part upon our ability to maintain and enhance the value of our brand, consumers’ connection to our brand and positive relationships with our franchisees. We may, from time to time, be faced with negative publicity relating to food quality, public health concerns, restaurant facilities, customer complaints or litigation alleging illness or injury, health inspection scores, integrity of our or our suppliers’ food processing, employee relationships or other matters, regardless of whether the allegations are valid or whether we are held to be responsible. The negative impact of adverse publicity relating to one restaurant may extend far beyond the restaurant or franchise involved to affect some or all of our other restaurants. The risk of negative publicity is particularly great with respect to our franchised restaurants because we are limited in the manner in which we can regulate them, especially on a real-time basis. The considerable expansion in the use of social media over recent years can further amplify any negative publicity that could be generated by such incidents.

Additionally, employee claims against us based on, among other things, wage and hour violations, discrimination, harassment or wrongful termination may also create negative publicity that could adversely affect us and divert our financial and management resources that would otherwise be used to benefit the future performance of our operations. A significant increase in the number of these claims or an increase in the number of successful claims would have a material adverse effect on our business, financial condition and results of operations. Consumer demand for our products and our brand’s value could diminish significantly if any such incidents or other matters create negative publicity or otherwise erode consumer confidence in us or our products, which would likely result in lower sales and could have a material adverse effect on our business, financial condition and results of operations.

Our expansion into new markets may present increased risks.

We may open restaurants in markets where we have little or no operating experience. Restaurants that we open in any new markets may take longer to reach expected sales and profit levels on a consistent basis and may have higher construction, occupancy or operating costs than restaurants we open in existing markets, thereby affecting our overall profitability. New markets may have competitive conditions, consumer tastes and discretionary spending patterns that are more difficult to predict or satisfy than our existing markets. We may need to make greater investments than we originally planned in advertising and promotional activity in new markets to build brand awareness. We may find it more difficult in new markets to hire, motivate and keep qualified employees who share our vision, passion and culture. We may also incur higher costs from entering new markets if, for example, we assign regional managers to manage comparatively fewer restaurants than in more developed markets. As a result, these new restaurants may be less successful or may achieve average unit volume at a slower rate. We may not be able to successfully develop critical market presence for our brand in new geographical markets, as we may be unable to find and secure attractive locations, build name recognition or attract new customers. Inability to fully implement or failure to successfully execute our plans to enter new markets could have a material adverse effect on our business, financial condition and results of operations.

Governmental regulation may adversely affect our ability to open new restaurants or otherwise adversely affect our business, financial condition and results of operations.

We are subject to various federal, state and local regulations, including those relating to building and zoning requirements and those relating to the preparation and sale of food. The development and operation of restaurants depends to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic and other regulations and requirements. Our restaurants are also subject to state and local licensing and regulation by health, sanitation, food and occupational safety and other agencies. We may experience material difficulties or failures in obtaining the necessary licenses, approvals or permits for our restaurants, which could delay planned restaurant openings or affect the operations at our existing restaurants. In addition, stringent and varied requirements of local regulators with respect to zoning, land use and environmental factors could delay or prevent development of new restaurants in particular locations.

We are subject to the U.S. Americans with Disabilities Act (the “ADA”) and similar state laws that give civil rights protections to individuals with disabilities in the context of employment, public accommodations and other areas, including our restaurants. We may in the future have to modify restaurants by adding access ramps or redesigning certain architectural fixtures, for example, to provide service to or make reasonable accommodations for disabled persons. The expenses associated with these modifications could be material.

Our operations are also subject to the U.S. Occupational Safety and Health Act, which governs worker health and safety, the U.S. Fair Labor Standards Act, which governs such matters as minimum wages and overtime, and a variety of similar federal, state and local laws that govern these and other employment law matters. We and our franchisees may also be subject to lawsuits from employees, the U.S. Equal Employment Opportunity Commission or others alleging violations of federal and state laws regarding workplace and employment matters, discrimination and similar matters, and we have been a party to such matters in the past. In addition, federal, state and local proposals related to paid sick leave or similar matters could, if implemented, have a material adverse effect on our business, financial condition and results of operations.

There is also a potential for increased regulation of certain food establishments in the United States, where compliance with a Hazard Analysis and Critical Control Points (“HACCP”) approach would be required. HACCP refers to a management system in which food safety is addressed through the analysis and control of potential hazards from production, procurement and handling, to manufacturing, distribution and consumption of the finished product. Many states have required restaurants to develop and implement HACCP Systems, and the United States government continues to expand the sectors of the food industry that must adopt and implement HACCP programs. For example, the Food Safety Modernization Act (the “FSMA”), signed into law in January 2011, granted the U.S. Food and Drug Administration (the “FDA”) authority regarding the safety of the entire food system, including through increased inspections and mandatory food recalls. Although restaurants are specifically exempted from or not directly implicated by some of these relatively new requirements, we anticipate that the requirements may impact our industry. Additionally, our suppliers may initiate or otherwise be subject to food recalls that may impact the availability of certain products, result in adverse publicity or require us to take actions that could be costly for us or otherwise impact our business.

The impact of current laws and regulations, the effect of future changes in laws or regulations that impose additional requirements and the consequences of litigation relating to current or future laws and regulations, or our inability to respond effectively to significant regulatory or public policy issues, could increase our compliance and other costs of doing business and, therefore, have an adverse effect on our results of operations. Failure to comply with the laws and regulatory requirements of federal, state and local authorities could result in, among other things, revocation of required licenses, administrative enforcement actions, fines and civil and criminal liability. In addition, certain laws, including the ADA, could require us to expend significant funds to make modifications to our restaurants if we failed to comply with applicable standards. Compliance with the aforementioned laws and regulations can be costly and can increase our exposure to litigation or governmental investigations or proceedings, which could have a material adverse effect on our business, financial condition and results of operations.

Food safety and foodborne illness concerns could have an adverse effect on our business.

We cannot guarantee that our internal controls and training will be fully effective in preventing all food safety issues at our restaurants, including any occurrences of foodborne illnesses such as salmonella, E. coli and hepatitis A. In addition, there is no guarantee that our franchise restaurants will maintain the high levels of internal controls and training we require at our company-owned restaurants. Furthermore, we and our franchisees rely on third-party vendors, making it difficult to monitor food safety compliance and increasing the risk that foodborne illness would affect multiple locations rather than a single restaurant. Some foodborne illness incidents could be caused by third-party vendors and transporters outside of our control. New illnesses resistant to our current precautions may develop in the future, or diseases with long incubation periods could arise, that could give rise to claims or allegations on a retroactive basis. One or more instances of foodborne illness in any of our restaurants or markets or related to food products we sell could negatively affect our restaurant revenue nationwide if highly publicized on national media outlets or through social media. This risk exists even if it were later determined that the illness was wrongly attributed to us or one of our restaurants. A number of other restaurant chains have experienced incidents related to foodborne illnesses that have had a material adverse effect on their operations. The occurrence of a similar incident at one or more of our restaurants, or negative publicity or public speculation about an incident, could have a material adverse effect on our business, financial condition and results of operations.

We could be party to litigation that could distract management, increase our expenses or subject us to material monetary damages or other remedies.

Our customers from time to time file complaints or lawsuits against us alleging that we caused an illness or injury that they suffered at or after a visit to our restaurants, or that we have problems with food quality or operations. We also have been subject to a variety of other claims arising in the ordinary course of our business, including personal injury claims, contract claims and claims alleging violations of federal and state law regarding workplace and employment matters, equal opportunity, harassment, discrimination and similar matters, including administrative charges, single-plaintiff lawsuits, class actions, and other types of actions. We could become subject to class actions or other lawsuits related to any of these or from different types of matters in the future. Such claims may result in the payment of substantial damages by us. Regardless of whether any claims brought against us are valid, or whether we are ultimately held liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our performance. A judgment in excess of our insurance coverage for any claims could materially and adversely affect our financial condition and results of operations. Any adverse publicity resulting from the claims, or even from threatened claims, may also materially and adversely affect our reputation, which in turn could have a material adverse effect on our business, financial condition and results of operations.

In addition, the restaurant industry has been subject to a growing number of claims based on the nutritional content of food products sold and disclosure and advertising practices. We may also be subject to this type of proceeding in the future and, even if we are not, publicity about these matters (particularly directed at the fast casual or traditional quick service segments of the industry) may harm our reputation and could have a material adverse effect on our business, financial condition and results of operations.

Compliance with environmental laws may negatively affect our business.

We are subject to federal, state and local laws and regulations concerning waste disposal, pollution, protection of the environment, and the presence, discharge, storage, handling, release and disposal of, and exposure to, hazardous or toxic substances. These environmental laws provide for significant fines and penalties for noncompliance and liabilities for remediation, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of hazardous toxic substances. Third parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of, or actual or alleged exposure to, such hazardous or toxic substances at, on or from our restaurants. Environmental conditions relating to releases of hazardous substances at a prior, existing or future restaurant could have a material adverse effect on our business, financial condition and results of operations. Further, environmental laws, and the administration, interpretation and enforcement thereof, are subject to change and may become more stringent in the future, each of which could have a material adverse effect on our business, financial condition and results of operations.

Changes in economic conditions and other unforeseen conditions, particularly in the markets in which we operate, could have a material adverse effect on our business, financial condition and results of operations.

The restaurant industry depends on consumer discretionary spending. The United States in general or the specific markets in which we operate may suffer from depressed economic activity, recessionary economic cycles, higher fuel or energy costs, low consumer confidence, high levels of unemployment, reduced home values, increases in home foreclosures, investment losses, personal bankruptcies, reduced access to credit or other economic factors that may affect consumer discretionary spending. Traffic in our restaurants could decline if consumers choose to dine out less frequently or reduce the amount that they spend on meals while dining out. Negative economic conditions might cause consumers to make long-term changes to their discretionary spending behavior, including dining out less frequently on a permanent basis, which could have a material adverse effect on our business, financial condition and results of operations.

For example, the recession from late 2007 to mid-2009 reduced consumer confidence to historic lows, impacting the public’s ability and desire to spend discretionary dollars as a result of job losses, home foreclosures, significantly reduced home values, investment losses, bankruptcies and reduced access to credit. If the economy experiences another significant decline, our business, results of operations and ability to comply with the terms of our senior secured credit facilities could be materially adversely affected and may result in a deceleration of the number and timing of new restaurant openings by us and our franchisees, as well as a potential deterioration in customer traffic or a reduction in average check size which would negatively impact our revenues and our profitability and could result in reductions in staff levels, additional impairment charges and potential restaurant closures.

Adverse weather and natural or man-made disasters in the markets in which we operate could have a material adverse effect on our business, financial condition and results of operations.

Adverse weather conditions in states in which we operate, or in the future may operate, could have a disproportionate impact on our overall results of operations. In particular, our business is significantly concentrated in Southern California, and as a result, we could be disproportionately affected by adverse weather specific to this market. Adverse weather conditions may also impact customer traffic at our restaurants, and, in more severe cases, cause temporary restaurant closures, sometimes for prolonged periods. Most of our restaurants have outdoor seating, and the effects of adverse weather may impact the use of these areas and may negatively impact our revenue. In addition, natural or man-made disasters occurring in the markets in which we operate, such as terrorist attacks, tornadoes, earthquakes, hurricanes, floods, droughts, fires or other natural or man-made disasters, could have a material adverse effect on our business, financial condition and results of operations, as such events could result in lower customer traffic at our restaurants.

If restaurant revenue decreases, our profitability could decline as we spread fixed costs across a lower level of sales. Reductions in staff levels, asset impairment charges and potential restaurant closures could result from prolonged negative restaurant revenue, which would have a material adverse effect on our business, financial condition and results of operations.

Our business is geographically concentrated in Southern California, and we could be negatively affected by conditions specific to that region.

Our company-operated and franchised restaurants in Southern California generated, in the aggregate, approximately 78% of our revenue for the years ended December 30, 2014 and December 31, 2013. During the recent economic crisis and recession, our business was materially adversely affected by a decrease in revenues from these restaurants due to adverse economic conditions in Southern California, including declining home prices and increased foreclosures. Adverse changes in demographic, unemployment, economic or regulatory conditions in Southern California or the State of California as a whole, including but not limited to enforcement policies for and changes in immigration law, have had and may continue to have material adverse effects on our business. As of March 2015, unemployment in California was 6.5% compared to the U.S. unemployment rate of 5.5%. We believe that increases in unemployment will have a negative impact on traffic in our restaurants. As a result of our concentration in this market, we have been disproportionately affected by these adverse economic conditions compared to other national chain restaurants.

Furthermore, prolonged or severe inclement weather could affect our sales at restaurants in locations that experience such conditions, which could materially adversely affect our business, financial condition or results of operations. It is possible that weather conditions may impact our business more than other businesses in our industry because of our significant concentration of restaurants in Southern California. We may also suffer unexpected losses resulting from natural disasters or other catastrophic events affecting these areas, such as earthquakes, fires, droughts, local strikes, terrorist attacks, increases in energy prices, explosions, or other natural or man-made disasters. The incidence and severity of catastrophes are inherently unpredictable, and our losses from catastrophes could be substantial.

The challenging economic environment may affect our franchisees, with adverse consequences to us.

We rely in part on our franchisees and the manner in which they operate their locations to develop and promote our business. As of March 24, 2015 and December 30, 2014, our top 12 franchisees operated over 49% of our franchised restaurants and 20 franchisees (the “Significant Franchisees”) operated approximately 64% of our franchised restaurants. Due to the continuing challenging economic environment, it is possible that some franchisees could file for bankruptcy or become delinquent in their payments to us, which could have significant adverse impacts on our business due to loss or delay in payments of royalties, information technology (“IT”) support service fees, contributions to our advertising funds, and other fees. Our top 12 franchisees accounted for approximately 52.1% and 52.7% of our total franchise revenue for the twelve weeks ended March 24, 2015 and for the year ended December 30, 2014, respectively, and the Significant Franchisees accounted for approximately 67.3% of total franchise revenue for both the twelve weeks ended March 24, 2015 and for the year ended December 30, 2014. Bankruptcies by our franchisees could prevent us from terminating their franchise agreements so that we can offer their territories to other franchisees, negatively impact our market share and operating results as we may have fewer well-performing restaurants, and adversely impact our ability to attract new franchisees.

As of March 24, 2015, we have executed development agreements that represent commitments to open 173 franchised restaurants at various dates through 2023. Although we have developed criteria to evaluate and screen prospective developers and franchisees, we cannot be certain that the developers and franchisees that we select will have the business acumen or financial resources necessary to open and operate successful franchises in their franchise areas, and state franchise laws may limit our ability to terminate or modify these franchise arrangements. Moreover, franchisees may not successfully operate restaurants in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other restaurant personnel. The failure of developers and franchisees to open and operate franchises successfully could have a material adverse effect on us, our reputation, our brand and our ability to attract prospective franchisees and could materially adversely affect our business, financial condition, results of operations and cash flows.

Franchisees may not have access to the financial or management resources that they need to open the restaurants contemplated by their agreements with us, or be able to find suitable sites on which to develop them. Franchisees may not be able to negotiate acceptable lease or purchase terms for restaurant sites, obtain the necessary permits and government approvals or meet construction schedules. Any of these problems could slow our growth and reduce our franchise revenue. Additionally, our franchisees typically depend on financing from banks and other financial institutions, which may not always be available to them, in order to construct and open new restaurants. For these reasons, franchisees operating under development agreements may not be able to meet the new restaurant opening dates required under those agreements. Also, we sublease certain restaurants to certain existing franchisees. If any such franchisees cannot meet their financial obligations under their subleases, or otherwise fail to honor or default under the terms of their subleases, we would be financially obligated under a master lease and could be materially adversely affected.

We have limited control with respect to the operations of our franchisees, which could have a negative impact on our business.

Franchisees are independent business operators and are not our employees, and we do not exercise control over the day-to-day operations of their restaurants. We provide training and support to franchisees, and set and monitor operational standards, but the quality of franchised restaurants may be diminished by any number of factors beyond our control. Consequently, franchisees may not successfully operate restaurants in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other restaurant personnel. If franchisees do not operate to our expectations, our image and reputation, and the image and reputation of other franchisees, may suffer materially, and system-wide sales could decline significantly.

Franchisees, as independent business operators, may from time to time disagree with us and our strategies regarding the business or our interpretation of our respective rights and obligations under the franchise agreement. This may lead to disputes with our franchisees, and we expect such disputes to occur from time to time in the future as we continue to offer franchises. To the extent that we have such disputes, the attention, time and financial resources of our management and our franchisees will be diverted from our restaurants, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

New information or attitudes regarding diet and health could result in changes in regulations and consumer consumption habits, which could have an adverse effect on our business, financial condition and results of operations.

Regulations and consumer eating habits may change as a result of new information or attitudes regarding diet and health. Such changes may include responses to scientific studies on the health effects of particular food items or federal, state and local regulations that impact the ingredients and nutritional content of the food and beverages that we offer. The success of our restaurant operations is dependent, in part, upon our ability to effectively respond to changes in any consumer attitudes or health regulations and our ability to adapt our menu offerings to trends in food consumption, especially fast-moving trends. If consumer health regulations or consumer eating habits change significantly, we may choose or be required to modify or delete certain menu items, which may adversely affect the attractiveness of our restaurants to new or returning customers. While we generally find that changes in consumer eating habits occur slowly, providing us with sufficient time to adapt our restaurant concept accordingly, changes in consumer eating habits can occur rapidly, often in response to published research or study information, which puts additional pressure on us to adapt quickly. To the extent that we are unwilling or unable to respond with appropriate changes to our menu offerings in an efficient manner, it could materially affect consumer demand and have an adverse impact on our business, financial condition and results of operations.

Government regulation and consumer eating habits may impact our business as a result of changes in attitudes regarding diet and health or new information regarding the adverse health effects of consuming certain menu offerings. These changes have resulted in, and may continue to result in, laws and regulations requiring us to disclose the nutritional content of our food offerings, and they have resulted, and may continue to result in, laws and regulations affecting permissible ingredients and menu offerings. A number of counties, cities and states, including California, have enacted menu labeling laws requiring multi-unit restaurant operators to disclose to consumers certain nutritional information, or have enacted legislation restricting the use of certain types of ingredients in restaurants, which laws may be different or inconsistent with requirements under the Patient Protection and Affordable Care Act of 2010 (the “PPACA”), which establishes a uniform, federal requirement for certain restaurants to post nutritional information on their menus. Specifically, the PPACA requires chain restaurants with 20 or more locations operating under the same name and offering substantially the same menus to publish the total number of calories of standard menu items on menus and menu boards, along with a statement that puts this calorie information in the context of a total daily calorie intake.

We may not be able to effectively respond to changes in consumer health perceptions, comply with further nutrient content disclosure requirements or adapt our menu offerings to trends in eating habits, which could have a material adverse effect on our business, financial condition and results of operations.

We rely on only one company to distribute substantially all of our products to company-operated and franchised restaurants. Failure to receive timely deliveries of food or other supplies could result in a loss of revenue and materially and adversely impact our operations.

Our and our franchisees’ ability to maintain consistent quality menu items and prices significantly depends upon our ability to acquire fresh food products from reliable sources in accordance with our specifications on a timely basis. Shortages or interruptions in the supply of fresh food products caused by unanticipated demand, problems in production or distribution, contamination of food products, an outbreak of diseases impacting various proteins, inclement weather or other conditions could materially adversely affect the availability, quality and cost of ingredients, which would adversely affect our business, financial condition, results of operations and cash flows. We do not control the businesses of our vendors, suppliers and distributors and our efforts to specify and monitor the standards under which they perform may not be successful.

We have contracts with a limited number of suppliers for the food and supplies for our restaurants. In addition, one company distributes substantially all of the products that we receive from suppliers to company-operated and franchised restaurants. If that distributor or any supplier fails to perform as anticipated or seeks to terminate agreements with us, or if there is any disruption in any of our supply or distribution relationships for any reason, our business, financial condition, results of operations and cash flows could be materially adversely affected. If we or our franchisees temporarily close a restaurant or remove popular items from a restaurant’s menu, that restaurant may experience a significant reduction in revenue during the time affected by the shortage and thereafter if our customers change their dining habits as a result.

Additionally, any changes that we may make to the services we obtain from our vendors, or new vendors we employ, may disrupt our operations. These disruptions could have a material adverse effect on our business, financial condition and results of operations.

Failure to maintain our corporate culture and changes in consumer recognition of our brand as we grow could have a material adverse effect on our business, financial condition and results of operations.

We believe that a critical component to our success has been our corporate culture. We have invested substantial time and resources in building our team. As we continue to grow, we may find it difficult to maintain the innovation, teamwork, passion and focus on execution that we believe are important aspects of our corporate culture. Any failure to preserve our culture could negatively affect our future success, including our ability to retain and recruit personnel and to effectively focus on and pursue our corporate objectives. If we cannot maintain our corporate culture as we grow, it could have a material adverse effect on our business, financial condition and results of operations.

In addition, our future results depend on various factors, including local market acceptance of our restaurants and consumer recognition of the quality of our food and operations. Our failure to receive and sustain such local market acceptance and consumer recognition could have a material adverse effect on our business, financial condition and results of operations.

The effect of changes to healthcare laws in the United States may increase the number of employees who choose to participate in our healthcare plans, which may significantly increase our healthcare costs and negatively impact our financial results.

In 2010, the PPACA was signed into law in the United States to require health care coverage for many uninsured individuals and expand coverage to those already insured. The PPACA requires us to offer healthcare benefits to all full-time employees (including full-time hourly employees) that meet certain minimum requirements of coverage and affordability, or face penalties. We began to offer such benefits on January 1, 2015 to all eligible employees, and may incur substantial additional expense due to organizing and maintaining the plan which we anticipate will be more expensive on a per person basis and for an increased number of employees who we anticipate at other times may elect to obtain coverage through a healthcare plan that we partially subsidize. If we fail to offer such benefits, or the benefits that we elect to offer do not meet the applicable requirements, we may incur penalties. Since the PPACA also requires individuals to obtain coverage or face individual penalties, employees who are currently eligible but elect not to participate in our healthcare plans may find it more advantageous to do so when such individual penalties increase in size. It is also possible that by making changes or failing to make changes in the healthcare plans offered by us, we will become less competitive in the market for our labor. Finally, implementing the requirements of the PPACA is likely to impose additional administrative costs. The costs and other effects of these new healthcare requirements cannot be determined with certainty, but they may significantly increase our healthcare coverage costs and could have a material adverse effect on our business, financial condition and results of operations.

We depends on our senior management team and other key employees, and the loss of one or more key personnel or an inability to attract, hire, integrate and retain highly skilled personnel could have an adverse effect on our business, financial condition and results of operations.

Our success depends largely upon the continued services of our key executives. We also rely on our leadership team in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, identifying expansion opportunities, arranging necessary financing and general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. The loss of one or more of our executive officers or other key employees could have a serious adverse effect on our business. The replacement of one or more of our executive officers or other key employees would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

To continue to execute our growth strategy, we also must identify, hire and retain highly skilled personnel. We might not be successful in maintaining our corporate culture and continuing to attract and retain qualified personnel. Failure to identify, hire and retain necessary key personnel could have a material adverse effect on our business, financial condition and results of operations.

If we or our franchisees face labor shortages, unionization activities, labor disputes or increased labor costs, it could negatively impact our growth and could have a material adverse effect on our business, financial condition and results of operations.

Labor is a primary component in the cost of operating our company-owned and franchised restaurants. If we face labor shortages or increased labor costs because of increased competition for employees, higher employee turnover rates, increases in the federal, state or local minimum wage or other employee benefits costs (including costs associated with health insurance coverage), our operating expenses could increase and our growth could be negatively impacted. In addition, our success depends in part upon our ability to attract, motivate and retain a sufficient number of well-qualified restaurant operators and management personnel, as well as a sufficient number of other qualified employees, including customer service and kitchen staff, to keep pace with our expansion schedule. In addition, restaurants have traditionally experienced relatively high employee turnover rates. Our inability to recruit or retain qualified employees, due to competition or lack of qualified applicants, may delay planned openings of new restaurants, result in higher labor costs or result in higher employee turnover in existing restaurants, which could have a material adverse effect on our business, financial condition and results of operations.

Although none of our employees are currently covered under collective bargaining agreements, if a significant number of our employees were to become unionized and collective bargaining agreement terms were significantly different from our current compensation arrangements, it could adversely affect our business, financial condition and results of operations. In addition, a labor dispute involving some or all of our employees may harm our reputation, disrupt our operations and reduce our revenue, and resolution of disputes may increase our costs.

The minimum wage, particularly in California, continues to increase and is subject to factors outside of our control.

We have a substantial number of hourly employees who are paid wage rates based on the applicable federal, state or local minimum wage, and increases in the minimum wage may increase our labor costs. Since July 1, 2014, the State of California (where most of our restaurants are located) has had a minimum wage of $9.00 per hour, and it is scheduled to rise to $10.00 per hour on January 1, 2016. Moreover, municipalities may set minimum wages above the applicable state standards. The federal minimum wage has been $7.25 per hour since July 24, 2009. Either federally-mandated or state-mandated minimum wages may be raised in the future. We may be unable to increase our menu prices in order to pass future increased labor costs on to our customers, in which case our margins would be negatively affected, which could have a material adverse effect on our business, financial condition and results of operations. In addition, if we increase menu prices to cover increased labor costs, the higher prices could adversely affect sales and thereby reduce our margins.

Our insurance programs, including high deductible self-insurance programs, may expose us to significant and unexpected costs and losses.

Given the nature of our operating environment, we are subject to workers’ compensation and general liability claims. To mitigate a portion of these risks, we maintain insurance for individual claims in excess of deductibles per claim. We currently record a liability for our estimated cost of claims incurred and unpaid as of each balance sheet date. Our estimated liability is recorded on an undiscounted basis and includes a number of significant assumptions and factors, including historical trends, expected costs per claim, actuarial assumptions and current economic conditions. Our history of claims activity for all lines of coverage is closely monitored and liabilities are adjusted as warranted based on changing circumstances. It is possible, however, that our actual liabilities may exceed our estimates of loss. We may also experience an unexpectedly large number of claims that result in costs or liabilities in excess of our projections and, therefore, we may be required to record additional expenses. For these and other reasons, our self-insurance reserves could prove to be inadequate, resulting in liabilities in excess of our available insurance and self-insurance. If a successful claim is made against us and is not covered by our insurance or exceeds our policy limits, our business may be negatively and materially impacted.

Changes in employment laws may adversely affect our business.

Various federal and state labor laws govern the relationship with our employees and impact operating costs. These laws include employee classification as exempt or non-exempt for overtime and other purposes, minimum wage requirements, unemployment tax rates, workers’ compensation rates, immigration status and other wage and benefit requirements. Significant additional government-imposed increases in the following areas could have a material adverse effect on our business, financial condition and results of operations:

•	minimum wages;

•	mandatory health benefits;

•	vacation accruals;

•	paid leaves of absence, including paid sick leave; and

•	tax reporting.

In addition, various states in which we operate are considering or have already adopted new immigration laws or enforcement programs, and the U.S. Congress and Department of Homeland Security from time to time consider and may implement changes to federal immigration laws, regulations or enforcement programs as well. Some of these changes may increase our obligations for compliance and oversight, which could subject us to additional costs and make our hiring process more cumbersome, or reduce the availability of potential employees. Although we require all workers to provide us with government-specified documentation evidencing their employment eligibility, some of our employees may, without our knowledge, be unauthorized workers. We currently participate in the “E-Verify” program, an Internet-based, free program run by the United States government to verify employment eligibility, in states in which participation is required. However, use of the “E-Verify” program does not guarantee that we will properly identify all applicants who are ineligible for employment. Unauthorized workers are subject to deportation and may subject us to fines or penalties, and if any of our workers are found to be unauthorized, we could experience adverse publicity that negatively impacts our brand and may make it more difficult to hire and keep qualified employees. Termination of a significant number of employees who were unauthorized employees may disrupt our operations, cause temporary increases in our labor costs as we train new employees and result in additional adverse publicity. We could also become subject to fines, penalties and other costs related to claims that we did not fully comply with all recordkeeping obligations of federal and state immigration compliance laws. These factors could have a material adverse effect on our business, financial condition and results of operations.

We might require additional capital to support business growth, and this capital might not be available.

We intend to continue to make investments to support our business growth and might require additional funds to respond to business challenges or opportunities, including the need to open additional restaurants, develop new products and menu items or enhance our products and menu items, and enhance our operating infrastructure. Accordingly, we might need to engage in equity or debt financings to secure additional funds. If we raise additional funds through issuance of equity securities, our existing stockholders could suffer significant dilution, and any new equity securities that we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which might make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. Moreover, if we issue new debt securities, the debt holders would have rights senior to common stockholders to make claims on our assets. In addition, we might not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when required, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

The failure to comply with our debt covenants or the volatile credit and capital markets could have a material adverse effect on our financial condition.

Our ability to manage our debt is dependent on its level of positive cash flow from company-operated and franchised restaurants, net of costs. The recent economic downturn negatively impacted our cash flows. Credit and capital markets can be volatile, which could make it more difficult for us to refinance our existing debt or to obtain additional debt financings in the future. Such constraints could increase our costs of borrowing and could restrict our access to other potential sources of future liquidity. Our failure to comply with the debt covenants in our senior secured credit facilities or to have sufficient liquidity to make interest and other payments required by our debt could result in a default of such debt and acceleration of our borrowings which would have a material adverse effect on our business and financial condition.

Our substantial level of indebtedness could materially and adversely affect our business, financial condition and results of operations.

Although we recently recapitalized and reduced our total debt service obligations from their level at December 30, 2014, we continue to have substantial indebtedness. At March 24, 2015, we had total debt obligations of $254.6 million (excluding any debt discount and including capital lease obligations and deemed landlord financing liabilities), and $12.4 million available for borrowings under our revolving credit facility. Our substantial level of indebtedness could have significant effects on our business, such as:

•	limiting our ability to borrow additional amounts to fund working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy and other purposes;

•	requiring us to dedicate a substantial portion of our cash flow from operations to pay principal and interest on our debt, which would reduce availability of our cash flow to fund working capital, capital expenditures, acquisitions, execution of our growth strategy and other general corporate purposes;

•	making us more vulnerable to adverse changes in general economic, industry and competitive conditions, in government regulation and in our business by limiting our ability to plan for and react to changing conditions;

•	placing us at a competitive disadvantage compared with our competitors that have less debt; and

•	exposing us to risks inherent in interest rate fluctuations because our borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

We may not be able to generate sufficient cash flow from our operations to repay our indebtedness when it becomes due and to meet our other cash needs. If we are not able to pay our debts as they become due, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. We may not be able to refinance our debt or sell additional debt or equity securities or our assets on favorable terms, if at all, and if we must sell our assets, it may negatively affect our ability to generate revenue.

Our senior secured credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to (i) incur additional indebtedness, (ii) issue preferred stock, (iii) create liens on assets, (iv) engage in mergers or consolidations, (v) sell assets, (vi) make investments, loans, or advances, (vii) make certain acquisitions, (viii) engage in certain transactions with affiliates, (ix) authorize or pay dividends, and (ix) change our lines of business or fiscal year. In addition, our senior secured credit facilities require us not to exceed a maximum total leverage ratio. Our ability to borrow under our revolving credit facility depends on our compliance with this test. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet this test. We cannot assure you that we will meet this test in the future, or that the lenders will waive any failure to meet this test.

We are subject to all of the risks associated with leasing space subject to long-term non-cancelable leases.

We only own real property underlying one company operated restaurant. Payments under our operating leases account for a significant portion of our operating expenses, and we expect that the new restaurants that we open in the future will also be leased. We are obligated under non-cancelable leases for our restaurants and our corporate headquarters. Our restaurant leases generally have a term of 20 years with up to four renewal options of five years each. Our restaurant leases generally require us to pay a proportionate share of real estate taxes, insurance, common area maintenance charges and other operating costs. Additional sites that we lease are likely to be subject to similar long-term non-cancelable leases. If an existing or future restaurant is not profitable, and we decide to close it, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying the base rent and real estate taxes for the balance of the lease term. In addition, as each of our leases expire, we may fail to negotiate renewals, either on commercially acceptable terms or at all, which could cause us to pay increased occupancy costs or to close restaurants in desirable locations. These potential increased occupancy costs and closed restaurants could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to adequately protect our intellectual property, which could harm the value of our brand and have a material adverse effect on our business, financial condition and results of operations.

Our intellectual property is material to the conduct of our business. Our ability to implement our business plan successfully depends in part on our ability to further build brand recognition using our trademarks, service marks, trade dress and other proprietary intellectual property, including our name and logos and the unique ambience of our restaurants. While it is our policy to protect and defend vigorously our rights to our intellectual property, we cannot predict whether steps taken by us to protect our intellectual property rights will be adequate to prevent misappropriation of these rights or the use by others of restaurant features based upon, or otherwise similar to, our restaurant concept. It may be difficult for us to prevent others from copying elements of our concept, and any litigation to enforce our rights will likely be costly and may not be successful. Although we believe that we have sufficient rights to all of our trademarks and service marks, we may face claims of infringement that could interfere with our ability to market our restaurants and promote our brand. Any such litigation may be costly and could divert resources from our business. Moreover, if we are unable to successfully defend against such claims, we may be prevented from using our trademarks or service marks in the future and may be liable for damages, which in turn could have a material adverse effect on our business, financial condition and results of operations.

In addition, we license certain of our proprietary intellectual property, including our name and logos, to third parties. For example, we grant our franchisees a right to use certain of our trademarks in connection with their operation of the applicable restaurant. If a franchisee fails to maintain the quality of the restaurant operations associated with the licensed trademarks, our rights to, and the value of, our trademarks could potentially be harmed. Negative publicity relating to the franchisee or licensee could also be incorrectly associated with us, which could harm our business. Failure to maintain, control and protect our trademarks and other proprietary intellectual property would likely have a material adverse effect on our business, financial condition and results of operations and on our ability to enter into new franchise agreements.

We may incur costs resulting from breaches of security of confidential consumer information related to our electronic processing of credit and debit card transactions.

A significant amount of our restaurant sales are by credit or debit cards. Other restaurants and retailers have experienced security breaches in which credit and debit card information has been stolen. We may in the future become subject to claims for purportedly fraudulent transactions arising out of the actual or alleged theft of credit or debit card information, and we may also be subject to lawsuits or other proceedings relating to these types of incidents. In addition, most states have enacted legislation requiring notification of security breaches involving personal information, including credit and debit card information. Any such claim or proceeding could cause us to incur significant unplanned expenses, which could have a material adverse effect on our business, financial condition and results of operations. Further, adverse publicity resulting from these allegations may have a material adverse effect on our business and results of operations.

We rely heavily on information technology, and any material failure, weakness, interruption or breach of security could prevent us from effectively operating our business.

We rely heavily on information systems, including point-of-sale processing in our restaurants, for management of our supply chain, payment of obligations, collection of cash, credit and debit card transactions and other processes and procedures. Our ability to efficiently and effectively manage our business depends significantly on the reliability and capacity of these systems. Our operations depend upon our ability to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses and other disruptive problems. The failure of these systems to operate effectively, maintenance problems, upgrading or transitioning to new platforms, or a breach in security of these systems could result in delays in customer service and reduce efficiency in our operations. Remediation of such problems could result in significant, unplanned capital investments.

Our current insurance may not provide adequate levels of coverage against claims.

Our current insurance policies may not be adequate to protect us from liabilities that we incur in our business. Additionally, in the future, our insurance premiums may increase, and we may not be able to obtain similar levels of insurance on reasonable terms, or at all. Any substantial inadequacy of, or inability to obtain, insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

There are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Such losses could have a material adverse effect on our business, financial condition and results of operations. In addition, we have obtained directors’ and officers’ insurance. However, we may not be able to maintain this coverage. Failure to maintain adequate directors’ and officers’ insurance would likely adversely affect our ability to attract and retain qualified officers and directors.

Failure to obtain and maintain required licenses and permits or to comply with food control regulations could lead to the loss of our food service licenses and, thereby, harm our business.

The restaurant industry is subject to various federal, state and local government regulations, including those relating to the sale of food. Such regulations are subject to change from time to time. The failure to obtain and maintain these licenses, permits and approvals could have a material adverse effect on our results of operations. Typically, licenses must be renewed annually and may be revoked, suspended or denied renewal for cause at any time if governmental authorities determine that our conduct violates applicable regulations. Difficulties or failure to maintain or obtain the required licenses and approvals could adversely affect our existing restaurants and delay or result in our decision to cancel the opening of new restaurants, which would have a material adverse effect on our business.

Restaurant companies have been the target of class action lawsuits and other proceedings alleging, among other things, violations of federal and state workplace and employment laws. Proceedings of this nature are costly, divert management attention and, if successful, could result in our payment of substantial damages or settlement costs.

Our business is subject to the risk of litigation by employees, consumers, suppliers, stockholders or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation. The outcome of litigation, particularly class action and regulatory actions, is difficult to assess or quantify. In recent years, restaurant companies, including us, have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state laws regarding workplace and employment conditions, discrimination and similar matters. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. Similar lawsuits have been instituted from time to time alleging violations of various federal and state wage and hour laws regarding, among other things, employee meal breaks, rest periods, overtime eligibility of managers and failure to pay for all hours worked. In the past, we have been a party to wage and hour class action lawsuits, and we presently face two putative class actions pending in California state court.

In addition, from time to time, our customers file complaints or lawsuits against us alleging that we are responsible for some illness or injury that they suffered at or after a visit to one of our restaurants, including actions seeking damages resulting from food-borne illness or accidents in our restaurants. We are also subject to a variety of other claims from third parties arising in the ordinary course of our business, including contract claims. The restaurant industry has also been subject to a growing number of claims that the menus and actions of restaurant chains have led to the obesity of certain of their customers. We may also be subject to lawsuits from our employees, the U.S. Equal Employment Opportunity Commission or others alleging violations of federal and state laws regarding workplace and employment conditions, discrimination and similar matters.

Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and money away from our operations. In addition, they may generate negative publicity, which could reduce customer traffic and sales. Although we maintain what we believe to be adequate levels of insurance, insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims or any adverse publicity resulting from claims could adversely affect our business and results of operations.

We have a history of net losses and may incur losses in the future.

We have incurred net losses in each of the last three fiscal years principally driven by our level of indebtedness, non-cash impairment of long-lived asset charges and transaction-related costs during 2014 and debt modification costs during 2014 and 2013. We may incur net losses in the future if our level of indebtedness and associated interest expense increases, if we incur impairment of long-lived asset charges, transaction-related costs or debt modification costs or other non-operational charges, or if our operational performance deteriorates. Accordingly, we cannot assure you that we will achieve or sustain profitability.

Changes to accounting rules or regulations may adversely affect the reporting of our results of operations.

Changes to existing accounting rules or regulations may impact the reporting of our future results of operations or cause the perception that we are more highly leveraged. Other new accounting rules or regulations and varying interpretations of existing accounting rules or regulations have occurred and may occur in the future. For instance, accounting regulatory authorities have indicated that they may begin to require lessees to capitalize operating leases in their financial statements in the next few years. If adopted, such change would require us to record significant lease obligations on our balance sheet and make other changes to our financial statements. This and other future changes to accounting rules or regulations could have a material adverse effect on the reporting of our business, financial condition and results of operations.

Changes to estimates related to our property, fixtures and equipment or operating results that are lower than our current estimates at certain restaurant locations may cause us to incur impairment charges on certain long-lived assets, which may adversely affect our results of operations.

In accordance with accounting guidance as it relates to the impairment of long-lived assets, we make certain estimates and projections with regard to individual restaurant operations, as well as our overall performance, in connection with our impairment analyses for long-lived assets. When impairment triggers are deemed to exist for any location, the estimated undiscounted future cash flows are compared to its value. If the value exceeds the undiscounted cash flows, an impairment charge equal to the difference between the value and the fair value is recorded. The projections of future cash flows used in these analyses require the use of judgment and a number of estimates and projections of future operating results. If actual results differ from our estimates, additional charges for asset impairments may be required in the future. If future impairment charges are significant, this could have a material adverse effect on our results of operations.

Risks Related to Our Securities

Our securities may be delisted from the Nasdaq Capital Market.

Our common stock and warrants are currently listed on the Nasdaq Capital Market. However, we cannot assure you that we will be able to comply with the continued listing standards of the Nasdaq Capital Market. If we fail to comply with the continued listing standards of the Nasdaq Capital Market, our securities may become subject to delisting. If Nasdaq delists our common stock or warrants from trading on its exchange for failure to meet the continued listing standards, we and our securityholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	a limited amount of analyst coverage; and

•	a decreased ability for us to issue additional securities or obtain additional financing in the future.

The market price of our securities may decline.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities, and our securities may trade at prices significantly below the price that you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the markets in which we compete in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of our securities available for public sale;

•	any major change in our board or management team;

•	sales of substantial amounts of securities by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress the price of our securities, regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Concentration of ownership of our securities may have the effect of delaying or preventing a change in control.

Lawrence F. Levy, Steven C. Florsheim, Ari B. Levy, Levy Family Partners, LLC, the Steven Florsheim 2003 Investment Trust and the Ari Levy 2003 Investment Trust (collectively, the “Levy Family”) and its affiliates beneficially own approximately 9.3% of our outstanding common stock and approximately 40.0% of our outstanding warrants. Because of the degree of concentration of voting power (and the potential for such power to increase upon the purchase of additional stock or the exercise of warrants), your ability to elect members of our board of directors and influence our business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, the repurchase or redemption of common stock and the payment of dividends, may be diminished. Similarly, in the event that the Levy Family or anyone else acquires an interest in excess of 50%, they will collectively have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in our control and could take other actions that might be favorable to themselves. Even with less than a 50% ownership interest, any stockholders with a significant percentage of our stock may be able to strongly influence or effectively control our decisions.

Future sales of our common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

We entered into a stockholders agreement with respect to our shares issued prior to our initial public offering (the “Founder Shares”), shares of our common stock underlying our private placement warrants, the shares of our common stock that we issued under the Merger Agreement, an additional 3,500,000 shares of our common stock that we sold for an aggregate purchase price of $35 million simultaneously with the closing of the Business Combination, and all shares issued to a holder with respect to the securities referred above by way of any stock split, stock dividend, recapitalization, combination of shares, acquisition, consolidation, reorganization, share exchange, or similar event, which securities we collectively refer to as “registrable securities.” This stockholders agreement replaces the registration rights agreement we entered into in connection with our initial public offering with our founding stockholders. Under the stockholders agreement, we have agreed to register for resale under a shelf registration statement all of the shares received by our stockholders in the Merger, held by the Levy Family, held by holders of Founder Shares and issuable upon conversion of our warrants. The Levy Family and certain of our stockholders are also entitled to a number of demand registration rights. Holders of registrable securities will also have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Business Combination.

Upon the effectiveness of this registration statement and any other registration statements that we file pursuant to the stockholders agreement, these parties may sell large amounts of our stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in our stock price or putting significant downward pressure on the price of our common stock.

Sales of substantial amounts of our common stock in the public market after the Business Combination, or the perception that such sales will occur, could adversely affect the market price of our common stock and make it difficult for us to raise funds through securities offerings in the future.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover us change their recommendation regarding our securities adversely or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price or trading volume of our securities to decline.

Anti-takeover provisions contained in our second amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our second amended and restated certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	the ability of our board of directors to determine whether to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at a special meeting of our stockholders;

•	the requirement that an annual meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	controlling the procedures for the conduct and scheduling of stockholder meetings;

•	providing that directors may be removed prior to the expiration of their terms by stockholders only for cause; and

•	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our board of directors.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. Any provision of our second amended and restated certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our securities.

Warrants will become exercisable for our common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 12,639,623 shares of our common stock will become exercisable on July 30, 2015, in accordance with the terms of the warrant agreement governing those securities. To the extent that such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our securities.

USE OF PROCEEDS

All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $145,355,664.50 from the exercise of warrants, assuming the exercise in full of all of the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes.

SELLING STOCKHOLDERS

Beneficial Ownership

The following table sets forth, as of July 1, 2015, certain information regarding the ownership of our common stock by the selling stockholders, the number of shares being registered hereby and information with respect to shares to be beneficially owned by the selling stockholders assuming all the shares registered hereunder are sold. The percentages in the following table are based on 38,802,425 shares of our common stock outstanding as of July 1, 2015. In calculating this percentage for a particular holder, we treated as outstanding the number of shares of our common stock issuable upon exercise of that particular holder’s warrants and did not assume exercise of any other holder’s warrants.

	Shares Beneficially Owned Prior to the Offering		Shares Offered Hereby	Shares Beneficially Owned After the Offering(1)
Name	Number	Percentage	Number	Number
Levy Acquisition Sponsor, LLC(2)	6,833,404	15.58%	6,833,404	0
Lawrence F. Levy (2)(3)	8,357,404	19.06%	8,357,404	0
Ari B. Levy(2)(3)(4)	8,648,404	19.72%	8,648,404	0
Steven C. Florsheim	8,648,404	19.72%	8,648,404	0
PW Acquisitions, LP(5)	3,343,125	8.62%	3,343,125	0
Pleasant Lake Partners LLC(6)	4,253,125	10.96%	4,253,125	0
Patrick Walsh(5)	3,343,125	8.62%	3,343,125	0
Belfer Investment Partners L.P.(7)	2,168,750	5.59%	2,168,750	0
Howard Bernick(8)	37,500	*	37,500	0
Craig J. Duchossois(9)	80,000	*	80,000	0
Marc S. Simon(10)	35,000	*	35,000	0
Greg Flynn(11)	42,500	*	42,500	0
Eileen Aptman(7)	867,500	2.24%	867,500	0
Charlesbank Equity Fund V, Limited Partnership	584,195	1.51%	584,195	0
CB Offshore Equity Fund V, LP	82,210	*	82,210	0
Charlesbank Equity Coinvestment Fund V, Limited Partnership	8,356	*	8,356	0
Charlesbank Coinvestment Partners, Limited Partnership	896	*	896	0
GSMP 2006 Onshore US, Ltd.	1,244,321	3.21%	1,244,321	0
GSMP 2006 Offshore US, Ltd.	854,181	2.20%	854,181	0
GSMP 2006 Institutional US, Ltd.	168,452	*	168,452	0
Green Equity Investors IV, L.P.	933,088	2.40%	933,088	0
SAG Brands Coinvest, LLC	2,119	*	2,119	0
Frank Vizcarra	23,674	*	23,674	0
Paul Murphy	187,907	*	187,907	0
Steve Brake	84,822	*	84,822	0
John Cappasola	77,316	*	77,316	0
David Pear	40,945	*	40,945	0
Non-Executive Employees(12)	213,400	*	213,400	0
B&B Investment Partnership	29,219	*	29,219	0
Eagle Concrete, Inc.	29,219	*	29,219	0
Gary Gagerman	29,219	*	29,219	0
Linda Friedman	29,219	*	29,219	0
Randall B. Haberman	29,219	*	29,219	0
Steven T. Biesanz and Kathleen M. Biesanz Ten Com	29,219	*	29,219	0
Robert C. Boncosky Living Trust Dtd 4/26/95	29,219	*	29,219	0
Robert A. Contreras Declaration of Trust	5,844	*	5,844	0
JFI-PE, LLC	1,519,375	3.92%	1,519,375	0
TCS Private Equity III, LLC – Series 41	1,285,625	3.31%	1,285,625	0
Atlas Master Fund, Ltd	732,806	1.89%	732,806	0
Skydeck Holdings I, LLC	584,375	1.51%	584,375	0
Atlas Enhanced Master Fund, Ltd	435,944	1.12%	435,944	0
Let Us Enterprises, LP	175,313	*	175,313	0
Kovitz Private Holdings, LLC	175,313	*	175,313	0
Monashee Capital Partners, LP	116,875	*	116,875	0
Ilan J. Shalit	116,868	*	116,868	0
Kovitz Investment Group, LLC	58,438	*	58,438	0
Leonard S. Gryn Declaration of Trust Dtd 01/29/03	58,438	*	58,438	0
Alan K. Swift Trust Dtd 8/23/2001	35,063	*	35,063	0
Brian K. Richter	29,219	*	29,219	0
Gregory H. Sachs Revocable Trust Dtd 4/24/1998	29,219	*	29,219	0
Harold W. Gianopulos Jr.	29,219	*	29,219	0
Patti E. Biesanz Revocable Trust	29,219	*	29,219	0
Schwartz 1998 Family Trust	29,219	*	29,219	0
Scott Weinstein Revocable Trust UAD 12/13/2001	29,219	*	29,219	0
Sidney Frisch Jr. T/EE UDT Dtd 11/30/83	29,219	*	29,219	0
Tracey Sachs	29,219	*	29,219	0
Vince Parrinello	29,219	*	29,219	0
Windy Hill Investment Company II(*)	29,219	*	29,219	0
Diversified Marketable Securities, LLC Equity Division	29,219	*	29,219	0
Other(13)	47,658	*	47,658	0

(*)	Represents less than 1%.

(1)	Assumes that the selling stockholders dispose of all of the shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.
(2)	Includes warrants to purchase 5,049,623 shares of common stock held by the Sponsor.
(3)	Includes shares held by the Sponsor and by Levy Family Partners LLC, the manager of the Sponsor. Lawrence F. Levy (our Chairman and Director), Ari B. Levy (our Director) and Steven C. Florsheim (our former Executive Vice President and Chief Acquisitions Officer and Director) are three of the four managers of Levy Family Partners LLC and exercise voting and dispositive control over the shares held by the Sponsor. These stockholders disclaim beneficial ownership of these shares except to the extent of his or her pecuniary interest therein.
(4)	Includes 291,000 shares held by SABA Investment Partners, LLC. Messrs. Ari Levy and Florsheim are executive officers of SABA Investment Partners, LLC. These stockholders disclaim beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(5)	Reflects shares held by PW Acquisitions, LP. Patrick Walsh is the chief executive officer and managing member of the General Partner of PW Acquisitions, LP and exercises voting and dispositive power over these shares.
(6)	Consists of 1,753,125 shares held for the account of Pleasant Lake Offshore Master Fund L.P. (the “Master Fund”) and 2,500,000 shares held for the account of the Del Taco Series, a series of Pleasant Lake Opportunities Fund L.P. (the “Opportunities Fund”). Pleasant Lake Partners LLC (“PLP”) serves as the investment manager of the Master Fund. Pleasant Lake Onshore GP LLC (“GP LLC”) serves as the General Partner of the Master Fund. PLP MM LLC is the managing member of PLP. Jonathan Lennon serves as the manager of PLP MM LLC and GP LLC. Pleasant Lake Partners LLC (“PLP”) serves as the investment manager of the Opportunities Fund. PL Opportunities GP LLC (“Opportunities GP LLC”) serves as the General Partner of the Opportunities Fund. PLP MM LLC is the managing member of PLP. Jonathan Lennon serves as the manager of PLP MM LLC and Opportunities GP LLC and exercises voting and dispositive power over these shares. Each of the Reporting Persons disclaims beneficial ownership of the shares reported herein except to the extent of its or his pecuniary interest therein.
(7)	Consists of 1,301,250 shares held by of Belfer Investment Partners, L.P. and 867,500 shares held by Lime Partners, LLC. The General Partner of Belfer Investment Partners, L.P. is Belfer Management LLC. Laurence Belfer is the sole manager of Belfer Management LLC and exercises voting and dispositive power over the shares held by Belfer Investments Partners, L.P. Eileen Aptman and Belfer Management LLC are the managers of Lime Partners, LLC and the sole manager of Belfer Management LLC is Laurence D. Belfer. Ms. Aptman and Mr. Belfer exercise voting and dispositive power over the shares held by Lime Partners, LLC. The shares in the table held by Ms. Aptman consist of the shares held by Lime Partners, LLC. Each of the Reporting Persons disclaims beneficial ownership of the shares reported herein except to the extent of its or his pecuniary interest therein.

(8)	Includes 22,500 shares of common stock exercisable upon exercise of warrants and which are held by the Howard B. Bernick Revocable Trust dated April 23, 1993.
(9)	Includes 65,000 shares of common stock exercisable upon exercise of warrants and which are held by the Craig J. Duchossois Revocable Trust UAD 9/11/1989.
(10)	Includes 20,000 shares of common stock exercisable upon exercise of warrants and which are held by Mr. Simon and his spouse, Marcy Simon, as joint tenants.
(11)	Includes 27,500 shares of common stock exercisable upon exercise of warrants and which are held by the Gregory & Julie Flynn 2002 Revocable Trust UAD 10/30/02.
(12)	Consists of shares held by non-executive officer employees of the Company.
(13)	Consists of shares held by stockholders who own less than 1% of the outstanding common stock of the Company.

Material Relationships with Selling Stockholders

Selling stockholders who acquired shares of common stock and warrants from us in a private placement prior to or concurrently with our initial public offering, selling stockholders who acquired our securities in a private placement simultaneously with the closing of the Business Combination and selling stockholders who acquired shares of common stock that we issued under the Merger Agreement have registration rights with respect those shares of common stock and the shares of common stock issuable upon exercise of those warrants. A description of these registration rights is set forth below under the heading “—Stockholders Agreement.”

Transactions with our Sponsor, Former Independent Directors and the Levy Newco Parties

Prior to the consummation of our initial public offering, on August 5, 2013, Levy Acquisition Sponsor, LLC (the “Sponsor”) purchased 4,312,500 Founder Shares for $25,000, or approximately $0.006 per share. On October 17, 2013, the Sponsor transferred 17,250 Founder Shares to each of Howard B. Bernick, Craig J. Duchossois, Greg Flynn and Marc S. Simon (Levy Acquisition Corp.’s independent directors, each of whom resigned in connection with the closing of the Business Combination), each of whom paid a purchase price of $100 for their respective shares (the same per-share purchase price initially paid by the Sponsor). On November 19, 2013, as a result of the underwriters’ election not to exercise the over-allotment option in connection with our initial public offering, our initial stockholders forfeited an aggregate of 562,500 Founder Shares, consisting of a forfeiture of 2,250 Founder Shares by each of Messrs. Bernick, Duchossois, Flynn and Simon, and a forfeiture of 553,500 Founder Shares by the Sponsor. As a result of the forfeiture, the Sponsor was left with 3,690,000 Founder Shares, and each of Messrs. Bernick, Duchossois, Flynn and Simon were left with 15,000 Founder Shares, so that there were 3,750,000 Founder Shares outstanding.

Pursuant to letter agreements entered into in connection with our initial public offering, our initial stockholders agreed that, subject to certain limited exceptions described in the prospectus associated with our initial public offering, the Founder Shares may not be transferred, assigned, sold or released from escrow until one year after the date of the consummation of our initial business combination or earlier if, subsequent to our initial business combination, (i) the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (ii) we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Messrs. Bernick, Duchossois, Flynn and Simon also purchased an aggregate of 150,000 units through our directed unit program in connection with our initial public offering. Each unit sold in our initial public offering consisted of one share of our common stock and one-half of one warrant to purchase one share of our common stock at a price of $11.50 per whole share.

Concurrent with the execution of the Merger Agreement, Levy Epic Acquisition Company, LLC (“Levy Newco”), Levy Epic Acquisition Company II, LLC (“Levy Newco II” and with Levy Newco, the “Levy Newco Parties”), Del Taco Holdings, Inc. and the stockholders of Del Taco Holdings, Inc. into a Stock Purchase Agreement (the “Stock Purchase Agreement”). Pursuant to the Stock Purchase Agreement, the Levy Newco Parties agreed to purchase 2,348,968 shares from Del Taco Holdings, Inc. for $91.2 million in cash, and to purchase 740,564 shares directly from existing Del Taco stockholders for $28.8 million in cash (the “Initial Investment”). As a result of the Initial Investment, an aggregate of 3,089,532 shares of Del Taco’s common stock were purchased by the Levy Newco Parties for total cash consideration of $120.0 million.

In connection with the Initial Investment, the Sponsor agreed to assign over 50% of its Founder Shares to certain members of the Levy Newco Parties. These assignments occurred simultaneously with the closing of the Business Combination.

937,500 Founder Shares (the “Founder Earnout Shares”) will be subject to forfeiture on the fifth anniversary of the Business Combination, unless, following the Business Combination, the last sale price of our common stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period or we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for consideration in cash, securities or other property which equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

Simultaneously with the consummation of our initial public offering, we consummated the private sale of 4,750,000 warrants (the “Private Placement Warrants”), each exercisable to purchase one share of our common stock at $11.50 per share, to the Sponsor at a price of $1.00 per warrant, generating gross proceeds of $4,750,000. Immediately after the closing of the private placement, the Sponsor transferred 15,000 Private Placement Warrants at no charge to each of Messrs. Bernick, Duchossois, Flynn and Simon and 30,000 Private Placement Warrants at no charge to Michael R. Wallach (Levy Acquisition Corp.’s Vice President of Acquisitions).

The Sponsor made available to us office space, utilities, secretarial support and administrative services from the date that our securities were first listed on Nasdaq through the date of our consummation of the Business Combination. We paid the Sponsor $10,000 per month for these services. We also paid the Sponsor $15,000 per month as reimbursement for a portion of the compensation paid to our personnel including certain of our officers who work on our behalf. However, this arrangement was solely for our benefit, was not intended to provide our Sponsor compensation in lieu of salary or other remuneration and was terminated in connection with the closing of the Business Combination.

Other than the $10,000 per-month administrative fee and $15,000 compensation reimbursements paid to the Sponsor, as well as reimbursement of any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, was paid to our Sponsor, officers or directors, or to any of their respective affiliates, prior to the Business Combination.

The Sponsor also agreed to loan us up to an aggregate of $200,000 by the issuance of an unsecured promissory note (the “Note”) to cover expenses related to our initial public offering. The loan was payable, without interest, on the completion of our initial public offering. From inception through November 19, 2013, the Sponsor loaned a total of $254,388 to us. The majority of the then outstanding balance on the Note was repaid on November 19, 2013. On November 24, 2013, Levy Acquisition Corp. entered into an Amended and Restated Promissory Note, which increased the aggregate principal amount of the Note to $255,000. The unpaid principal balance of the Note became due and payable, at the option of the Sponsor, on November 19, 2013, the date on which we completed our initial public offering. On November 25, 2013, Levy Acquisition Corp. repaid the unpaid balance of the Note.

In addition, prior to the closing of the Business Combination, the Sponsor advanced to Levy Acquisition Corp. $914,259 in working capital loans. At the closing of the Business Combination, the Sponsor converted $389,623 of these working capital loans into 389,623 Private Placement Warrants.

Business Combination

On June 30, 2015, we consummated the Business Combination pursuant to the Merger Agreement by and among Levy Acquisition Corp., Merger Sub and Del Taco Holdings, Inc., providing for the Merger of Merger Sub with and into Del Taco Holdings, Inc., with Del Taco Holdings, Inc. surviving the Merger as a wholly-owned subsidiary of the Company. In the Business Combination, the Company paid the following consideration to the former equity holders of Del Taco Holdings, Inc.: (i) 16,553,540 shares of common stock of the Company (the “Stock Merger Consideration”) and (ii) $95 million (the “Cash Merger Consideration”). Prior to the closing of the Business Combination, the Sponsor advanced to Levy Acquisition Corp. $914,259 in working capital loans. At the closing of the Business Combination, the Sponsor converted $389,623 of these working capital loans into 389,623 Private Placement Warrants.

Step 2 Co-Investment

Prior to the execution of the Merger Agreement, we entered into (i) a Common Stock Purchase Agreement (the “Pleasant Lake Common Stock Purchase Agreement”) with Del Taco Series, a series of Pleasant Lake Opportunities Fund LP, a Delaware limited partnership (“Pleasant Lake), and (ii) a Common Stock Purchase Agreement (the “Belfer Common Stock Purchase Agreement” and, collectively with the Pleasant Lake Common Stock Purchase Agreement, the “Common Stock Purchase Agreements”) with Lime Partners, LLC, a Delaware limited liability company (“Lime Partners”), and Belfer Investment Partners L.P., a Delaware limited partnership (“Belfer,” and, collectively with Pleasant Lake and Lime Partners, the “Step 2 Co-Investors”).

Pursuant to the Common Stock Purchase Agreements, we agreed to sell, subject to the closing of the Merger:

•	2,500,000 shares of our common stock to Pleasant Lake for an aggregate purchase price of $25,000,000; and

•	600,000 shares of our common stock to Belfer and 400,000 shares of our common stock to Lime Partners for an aggregate purchase price of $10,000,000.

We issued the shares of common stock pursuant to the Common Stock Purchase Agreements pursuant to an exemption from registration under the Securities Act. Each certificate evidencing such shares contains a legend indicating that the shares have not been registered under the Securities Act or the securities laws of any state and may not be sold or transferred in the absence of an effective registration statement under the Securities Act and said laws or an exemption from the registration requirements thereof.

The Step 2 Co-Investors are parties to the Stockholders Agreement. In connection therewith, the shares of common stock issued pursuant to the Common Stock Purchase Agreements are subject to certain transfer restrictions contained in the Stockholders Agreement. In addition, the Step 2 Co-Investors hold certain “piggyback” registration rights with respect to the shares purchased by them under the Common Stock Purchase Agreements.

Stockholders Agreement

Concurrent with the closing of the transactions contemplated by the Merger Agreement, we became bound by the terms of a Stockholders Agreement, dated as of March 12, 2015 (the “Stockholders Agreement”). We entered into the Stockholders Agreement with certain parties collectively referred to as the “GSMP Parties,” certain parties collectively referred to as the “Charlesbank Parties,” certain parties collectively referred to as the “Leonard Green Parties,” certain parties collectively referred to as the “Levy Parties,” certain parties collectively referred to as the Walsh Parties, certain parties collectively referred to as the “Levy Newco Parties,” and certain parties collectively referred to as the “Other Stockholders.” The GSMP Parties, the Charlesbank Parties, the Leonard Green Parties, the Levy Parties, the Walsh Parties, the Levy Newco Parties, the Other Stockholders and each other person (except the Company) that becomes a party to the Stockholders Agreement or is otherwise bound by the provisions of the Stockholders Agreement are referred to in this subsection as “Stockholders” or individually as a “Stockholder.”

Pursuant to the terms of the Stockholders Agreement, unless there is in effect a registration statement or similar filing under the applicable federal and state securities laws covering a proposed transfer of any of our capital stock or other equity securities (the “Capital Stock”) or the transfer will be conducted under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), the Stockholders must give written notice to the Company of their intention to make such transfer not less than five business days prior to the proposed effective date of such transfer. Each such notice must describe the manner and circumstances of the proposed transfer and must be accompanied by either (i) a written opinion of legal counsel reasonably satisfactory to the Company, which opinion must be reasonably satisfactory in form and substance to legal counsel to the Company, or (ii) such other showing as may be reasonably satisfactory to the legal counsel to the Company, in each case that the proposed transfer may be effected without registration or qualification under the applicable federal and state securities laws, whereupon such Stockholder will be entitled to transfer its Capital Stock to the extent permitted by, and in compliance with, the requirements of, the Stockholders Agreement and in accordance with the terms of the written notice delivered by such Stockholder to the Company.

Pursuant to the terms of the Stockholders Agreement, certain “Permitted Transferees” not already party to the Stockholders Agreement must, prior to and as a condition to the effectiveness of such transfer, execute and deliver to the Company an instrument, in form and substance satisfactory to us, and such other documentation deemed necessary by the Company to evidence such Permitted Transferee’s agreement to be bound by, and to comply with, the Stockholders Agreement in the same capacity as the transferor of such Capital Stock. Under the Stockholders Agreement, “Permitted Transferee” means:

•	as to any Stockholder that is an entity, any affiliate of such Stockholder;

•	as to any Stockholder that is an individual, (x) any one or more members of a class consisting of the spouse, children and grandchildren of such Stockholder, (y) a trust or family limited partnership created for the sole benefit of such Stockholder or any one or more members of such class, or (z) upon the death or legal incompetence of such Stockholder, such Stockholder’s heirs, executors, administrators, testamentary trustees, legatees or beneficiaries, as applicable; provided, however, that in the case of immediately preceding clauses (x) and (y), such Stockholder (and not the transferee of such Stockholder) retains the exclusive power to exercise all rights under the Stockholders Agreement with respect to the transferred Capital Stock; or

•	any stockholder, member or partner of any of the GSMP Parties, the Charlesbank Parties and the Leonard Green Parties (collectively, the “Rollover Investors”) or the Levy Parties upon a pro rata distribution by such Stockholder to its partners, stockholders, members or otherwise, upon the winding up, dissolution or liquidation of such Stockholder; provided, however, that such Stockholder (and not the stockholder, member or partner, as applicable, of such Stockholder) retains the exclusive power to exercise all rights under the Stockholders Agreement with respect to the transferred Capital Stock at all times prior to the dissolution of such Stockholder.

From the effectiveness of the Merger (the “Effective Time”):

•	until the date that is 12 months following the Effective Time, or six months following the Effective Time if the Rollover Investors no longer hold in the aggregate common stock representing at least 7.5% of our common stock outstanding immediately following the Effective Time, each of the Levy Parties and the Walsh Parties (collectively, the “Levy/Walsh Investors”) may not transfer any Capital Stock or any right, title or interest therein or thereto, unless such transfer is to a Permitted Transferee; and

•	until the date that is six months following the Effective Time, each Other Stockholder may not transfer any Capital Stock or any right, title or interest therein or thereto, unless such transfer (A) is to a Permitted Transferee or (B) is made in an offer for sale of shares of our common stock pursuant to an effective registration statement (other than a public offering relating either to the sale of securities to our employees or any of our subsidiaries pursuant to a stock option, stock purchase or similar plan or a transaction under Rule 145 of the Securities Act) (a “Public Offering”).

Under the Stockholders Agreement, from the Effective Time until the earlier of (x) such time as the Rollover Investors cease to hold in the aggregate common stock representing at least 7.5% of our common stock outstanding immediately following the Effective Time or (y) the second anniversary of the Effective Time:

•	None of the Stockholders may, directly or indirectly, in any manner, acting alone or in concert with others, (A) acquire, agree to acquire or make any proposal or offer to acquire any Capital Stock or any right, title or interest therein or thereto if such acquisition would result, directly or indirectly, in (1) any of the effects on the Company set forth in Rule 13e-3(a)(3)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (2) the Company failing to meet any of the standards required to be met to continue the listing of the Capital Stock on Nasdaq pursuant to Nasdaq listing rules, or (B) make any takeover proposal, whether solicited or unsolicited, (x) without the prior approval of a majority of the disinterested directors of our board of directors and (y) other than a takeover proposal in the form of a merger that will be conditioned upon and subject to receipt of prior approval of stockholders of the Company holding a majority of the Capital Stock held by the Company’s stockholders other than the Levy/Walsh Investors and the Other Stockholders (collectively, the “Non-Rollover Investors”) and their affiliates; and

•	All acquisitions of Capital Stock by any of the Stockholders may be made only in compliance with all applicable securities laws.

Pursuant to the terms of the Stockholders Agreement, from the Effective Time until such time as the Rollover Investors cease to hold in the aggregate Capital Stock representing at least 7.5% of the Company’s common stock outstanding immediately following the Effective Time, the Company will use its reasonable best efforts to continue the listing of the Capital Stock on Nasdaq.

Rollover Investors holding a majority of the shares of the Company’s common stock held by the Rollover Investors (the “Majority Rollover Investors”) or Lawrence F. Levy, Steven C. Florsheim, Ari B. Levy, Levy Family Partners, LLC, the Steven Florsheim 2003 Investment Trust and the Ari Levy 2003 Investment Trust (the “Levy Family”) and PW Acquisitions LP, a Delaware limited partnership (“PW Acquisition”), may request in writing that the Company register under the Securities Act all or a portion of the shares of our common stock held by them that are registrable pursuant to the terms of the Stockholders Agreement (collectively, the “Registrable Stock”) on a registration statement or file a prospectus supplement under a short-form registration statement for a shelf registration or offer shares of their common stock in a firm-commitment underwritten offering. However, such a request (i) must cover the registration of our common stock which would have an anticipated aggregate offering price (net of underwriting discounts and commissions) of at least $20,000,000, based on the closing price of our common stock on Nasdaq on the date of the request, unless the registration is for the balance of our common stock then held by the Rollover Investors, and (ii) shall not count as one of the permitted registrations on a registration statement until both (x) it has become effective and (y) at least 50% of the common stock requested to be included in such registration has been registered pursuant to such registration. All registration requested pursuant to the foregoing are referred to in the Stockholders Agreement as “Demand Registrations.”

Upon receipt of the request of a Demand Registration that is a Public Offering in which common stock is sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public and which involves a customary “road show” (including an “electronic road show”) or other substantial marketing effort by one or more underwriters that lasts more than two days (a “Marketed Underwritten Offering”), we must give prompt written notice thereof to all other holders of Registrable Stock (a “Demand Notice”). Subject to certain limitations described below, we must, with respect to any Demand Registration, use our reasonable best efforts to promptly file with the SEC the applicable registration statement to register under the Securities Act all Registrable Stock specified in the requests of the requesting holders and, for any Demand Registration that is a Marketed Underwritten Offering, the requests (stating the number of shares of common stock to be disposed of and the intended method of disposition of such shares) of other holders of Registrable Stock given within 10 days after receipt of such Demand Notice.

We will not be required to prepare and file, pursuant to the Demand Registration rights described above, more than (i) four registration statements, in the case of the Levy Family, (ii) one registration statement, in the case of PW Acquisition, or (iii) in the case of the Rollover Investors, five registration statements.

Whenever a registration requested by initiating holders is for a firm-commitment underwritten offering, if the managing underwriter of the offering advises us in good faith that the aggregate number of shares of common stock requested to be included in the underwritten offering exceeds the number of securities which can be sold in the offering within a price range acceptable to the initiating holders, the number of shares of Registrable Stock and the number of shares of Capital Stock of the Company other than the Registrable Stock (the “Other Securities”) will be reduced as follows: (i) first, among any holders of Other Securities, pro rata, based on the number of Other Securities held by each such holder; (ii) second, the Registrable Stock for which registration was proposed by the Company; and (iii) third, subject to certain limitations, the Registrable Stock for which inclusion in such demand offering was requested by the initiating holders and the requesting holders, pro rata (if applicable), based on the number of shares of Registrable Stock held by each such initiating holder and requesting holder.

The first Demand Registration of the Rollover Investors that is not an Underwritten Block Trade must be a priority registration, in which (x) the requesting holders (other than any Rollover Investors and the Levy/Walsh Investors) will be entitled to have only 10% of all Registrable Stock held by the requesting holders be included in the registration until the participating Rollover Investors receive net proceeds in such registration or offering of at least $30,000,000, after which the initiating holders and the requesting holders other than the Levy/Walsh Investors will participate pro rata based on the number of shares of Registrable Stock requested to be included, and (y) the Levy/Walsh Investors will not be entitled to have any Registrable Stock held by them included in such registration or transaction regardless of whether any of the Levy/Walsh Investors requested such inclusion pursuant to requests timely given to the Company, and the Company will not include in any such registration statement filed with the SEC any Registrable Stock specified in any request by the Levy/Walsh Investors as requesting holders (a “Priority Registration”).

We will not be required to file a registration statement pursuant to a Demand Registration or assist in a takedown from a shelf registration related to an underwritten public offering or Underwritten Block Trade which could become effective or close within 120 days following the closing of an underwritten public offering of our securities.

Other than in connection with a shelf registration (as described below), if the Company furnishes to the initiating holders and requesting holders a certificate signed by the Chief Executive Officer stating that, in the good faith judgment of the board of directors, any registration of Registrable Stock should not be made or continued because it would (i) materially impede, delay or interfere with, or require premature disclosure of, any material financing, offering, acquisition, corporate reorganization, merger or segment reclassification or discontinuance of operations or other material transaction or matter involving the Company or any of its subsidiaries or any negotiations, discussions or pending proposals with respect thereto involving the Company or any of its subsidiaries or (ii) would require disclosure of non-public material information, the disclosure of which would reasonably be expected to materially and adversely affect the Company (each, a “Valid Business Reason”), then (A) we may postpone filing a registration statement requested pursuant to a Demand Registration until such Valid Business Reason no longer exists, and (B) in case a registration statement has been filed pursuant to a Demand Registration, we may cause such registration statement to be withdrawn and its effectiveness terminated or may postpone amending or supplementing such registration statement, in each case, for a reasonable period of time. If we give notice of our determination to postpone, withdraw or postpone amending or supplementing a registration statement, we will extend the period during which such registration statement will be maintained effective pursuant to the Stockholders Agreement by the number of days during the period from and including the date of the giving of such notice to and including the date when sellers of such Registrable Stock under such registration statement have received the copies of the supplemented or amended prospectus. Other than in connection with a shelf registration (as described below), we may not postpone, withdraw or postpone amending or supplementing a filing due to a Valid Business Reason more than three times for a period of up to 120 days in the aggregate in any consecutive 12-month period.

Pursuant to the Stockholders Agreement, if the Company proposes to register any of its securities for sale for its own account in a Marketed Underwritten Offering (other than (a) a registration relating to the sale of securities to employees or any of our subsidiaries pursuant to a stock option, stock purchase or similar plan, (b) a transaction under Rule 145 of the Securities Act or (c) a Demand Registration), and such registration may include the registration of Registrable Stock, we will each such time give written notice (the “Company’s Piggyback Notice”), at its expense, to all holders of Registrable Stock of our intention to do so at least 10 days prior to the filing of a registration statement with respect to such registration with the SEC. Subject to the restrictions described above, if any holder of Registrable Stock desires to dispose of all or part of its Registrable Stock, it may request registration thereof in connection with the Company’s registration by delivering, within 10 days after receipt of the Company’s Piggyback Notice, written notice of such request (the “Investors’ Piggyback Notice”) stating the number of shares of Registrable Stock to be disposed of and the intended method of disposition thereof by such holder in the offering. Subject to the restrictions described below, the Company will use its reasonable best efforts to cause all shares of Registrable Stock specified in the Investors’ Piggyback Notice to be registered under the Securities Act so as to permit the sale or other disposition (in accordance with the intended method of distribution) by such holder or holders of the shares of Registrable Stock in the offering proposed by the Company, subject to the limitations described below.

For any registration for which we are required to give a Company’s Piggyback Notice, we will have the right to limit the aggregate size of the offering or the number of shares to be included in the offering by the requesting holders if requested to do so in good faith by the managing underwriter of the offering because the aggregate number of shares of common stock requested to be included in the offering exceeds the number of securities which can be sold in the offering within a price range acceptable to us. The holders of Registrable Stock will have priority as to sales over the holders of Other Securities. Whenever the number of shares which may be registered is still limited after the withdrawal of the holders of Other Securities, we will have priority as to sales over the holders of Registrable Stock. The holders of Registrable Stock will share pro rata in the available portion of the piggyback registration in question, such sharing to be based upon the number of shares of Registrable Stock then held by each of the participating holders, respectively.

Under the Stockholders Agreement, so long as we remain eligible to file a short-form registration statement, as promptly as practicable after the Effective Time but no later than 10 business days after the Effective Time, we must file a registration statement with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect) (a “Shelf Registration”) for the sale of all of the Registrable Stock owned by holders of Registrable Stock, and any unregistered shares of our common stock held by holders of common stock received in the Merger, holders of common stock received in connection with the distribution by each of the Levy Newco Parties to its members of the shares of our common stock received by such Levy Newco Party pursuant to the Merger and holders of Founder Shares and all common stock issuable upon exercise of the Private Placement Warrants. Following the filing of the Shelf Registration, we will use our commercially reasonable best efforts to cause the Shelf Registration to become effective as promptly as practicable but no later than 90 days after the Effective Time and remain effective until there is no longer any Registrable Stock that is not otherwise registered under a registration statement. If the SEC will not permit us to include all unregistered shares of our common stock and shares of our common stock issuable upon exercise of the Private Placement Warrants in a Shelf Registration, we will include as many unregistered shares of common stock as possible and exclude unregistered shares on a pro rata basis. However, we will use our reasonable best efforts to include any unregistered shares of our common stock and shares of our common stock issuable upon exercise of the Private Placement Warrants excluded from the initial Shelf Registration on a future Shelf Registration as promptly as practicable following such exclusion. A takedown of shares registered under the Shelf Registration that is not an underwritten offering shall not require any minimum anticipated aggregate offering price.

In connection with any offering of Registrable Stock under the Shelf Registration involving an underwritten public offering (other than an Underwritten Block Trade) that occurs or is scheduled to occur within 30 days of a proposed registered underwritten public offering of equity securities for our own account pursuant to a piggyback registration, we will not be required to cause such offering under the Shelf Registration to take the form of an underwritten public offering if we make available to the requesting holder the ability to include its Registrable Stock in the piggyback registration.

If our board of directors has a Valid Business Reason, (i) we may postpone filing a registration statement relating to a Shelf Registration until such Valid Business Reason no longer exists and (ii) in case a registration statement has been filed relating to a Shelf Registration, we may cause the registration statement to be withdrawn and its effectiveness terminated or may postpone amending or supplementing the registration statement or may suspend other required registration actions under the Stockholders Agreement. We will give written notice to all holders of Registrable Stock of our determination to postpone or withdraw a registration statement and of the fact that the Valid Business Reason for the postponement or withdrawal no longer exists, in each case, promptly after the occurrence thereof. We may not postpone, withdraw or postpone amending or supplementing a filing due to a Valid Business Reason more than three times for a period of up to 45 days in the aggregate in connection with the filing of the initial Shelf Registration and, for any other Shelf Registration, up to 90 days in the aggregate in any consecutive 12-month period.

If any short-form registration statement for a Shelf Registration has been outstanding for at least three years or otherwise ceases to be effective, at the end of the third year we must file a new short-form registration statement for a Shelf Registration of all of the Registrable Stock then held by the Rollover Investors.

In the case of any registration or offering initiated pursuant to a Demand Registration or a Shelf Registration which is proposed to be effected pursuant to a firm-commitment underwriting, subject to the approval of the Company (which approval will not be unreasonably withheld (provided, that we will have the right to withhold approval of any one underwriter, and further provided, that we may not unreasonably withhold approval of any of Goldman, Sachs & Co. or any of its affiliates)), the holders of a majority of the Registrable Stock requested to be included in any such registration or offering will have the right to designate the managing underwriter or underwriters, and all holders of Registrable Stock participating in the registration or offering may sell their shares only pursuant to such underwriting.

We will pay all fees and expenses incurred in connection with our performance of our obligations to register securities under the Stockholders Agreement (the “Registration Expenses”) relating to the registrations under the Stockholders Agreement. All underwriting discounts, selling commissions, brokerage fees, and the fees and expenses of counsel for each holder of Registrable Stock (other than the counsel selected by a majority of the holders of Registrable Stock included in the applicable registration or offering to represent all holders of Registrable Stock in such registration or offering) (the “Selling Expenses”) will be borne by the participating sellers (including us if we are a participating seller) in proportion to the number of shares of our common stock sold by each, or in such other manner or proportion as the participating sellers (including us if we are a participating seller) may agree. In connection with each Demand Registration, each piggyback registration and each takedown of a Shelf Registration, and any offering in connection therewith, we will reimburse the holders of Registrable Stock included in such registration or offering for the reasonable fees and disbursements of one counsel for the holders of Registrable Stock selected by a majority of the holders of Registrable Stock requested to be included in such registration or offering.

Except as provided in the Stockholders Agreement, we will not grant any person or entity registration rights without the prior written consent of the Majority Rollover Investors and the Levy Family.

In connection with any underwritten public offering of Capital Stock under the Securities Act, if so requested by the Company or any representative of the managing underwriter, each Stockholder will not sell or otherwise transfer (except for standard exceptions agreed to by the representatives of the managing underwriter) any Registrable Stock or other Capital Stock during the period specified by our board of directors at the request of the managing underwriter (the “Market Standoff Period”), provided that (i) the Market Standoff Period is applicable on substantially similar terms to the Company and all the executive officers and directors of the Company and (ii) such Market Standoff Period does not exceed 90 days following the pricing date of the offering (plus customary lockup extension periods as reasonably determined by the managing underwriter, not to exceed 35 days) in connection with any public offering of our securities, except as part of such underwritten public offering. We may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

The Stockholders Agreement will terminate, and all rights and obligations under the Stockholders Agreement will cease, upon the earlier of (a) mutual written agreement of the Rollover Investors and the Levy/Walsh Investors and (b) such time as none of the Rollover Investors or the Levy/Walsh Investors remains party to the Stockholders Agreement.

In addition, stockholders who are parties to the Stockholders Agreement will cease to be parties if their ownership of common stock of the Company drops below 2% of the total common stock of the Company outstanding immediately following the Effective Time; provided, that such stockholders will continue to have certain registration rights with respect to their common stock and the investors of the Initial Investment will continue to be subject to the six month lockup on their common stock.

Management Rights Letter Agreement

On June 30, 2015, in connection with the closing of the Business Combination, we entered into a Management Rights Letter Agreement (the “Management Rights Letter Agreement”) with GS Mezzanine Partners 2006 Institutional, L.P. (“GSMP VCOC”). The Management Rights Letter Agreement serves to define certain rights of GSMP VCOC in order for GSMP VCOC’s indirect investment in shares of our common stock, which GSMP 2006 Institutional US, Ltd. (“GSMP 2006 Institutional”) acquired as result of the Merger, to constitute “management rights” required to qualify as a venture capital investment under Department of Labor regulation Section 2510.3-101(d)(3).

Pursuant to the Management Rights Letter Agreement, the Company must provide GSMP VCOC with copies of the Company’s audited consolidated financial statements within 120 days after the end of each financial year. The Company must also provide GSMP VCOC with copies of the consolidated management accounts of the Company and its subsidiaries as at the end of and for that accounting quarter within 45 days of the end of each accounting quarter. The Company must also provide GSMP VCOC with true and correct copies of all documents, reports, financial data and such additional information as GSMP VCOC may at any time reasonably request and all reports of the Company that are filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act promptly after such reports are filed with the SEC.

Pursuant to the Management Rights Letter Agreement, GSMP VCOC has the right to meet from time to time with management personnel of the Company for the purpose of consulting with and advising management, obtaining information on all matters relating to the operation of the Company and our direct and indirect subsidiaries or expressing the views of GSMP VCOC on such matters. GSMP VCOC also has the right to visit and inspect any of the properties of the Company and its direct and indirect subsidiaries, including the books of account and to discuss its and their affairs, finances and accounts with management personnel of the Company and its direct and indirect subsidiaries.

Subject to certain exceptions set forth in the Management Rights Letter Agreement, GSMP VCOC has agreed to keep any information received in connection with the Management Rights Letter Agreement confidential and to not use any such information for any purpose other than monitoring its investment in the Company.

The Management Rights Letter Agreement will terminate at the earlier of: (i) such time as GSMP VCOC no longer has any direct or indirect investment in the Company; (ii) such time as GSMP VCOC no longer needs to qualify as a venture capital operating company; or (iii) such time that the investment of GSMP VCOC in the Company is “freely transferrable” as defined under the Department of Labor regulation Section 2510.3-101.

PLAN OF DISTRIBUTION

We are registering 28,943,163 shares of our common stock for possible sale by the selling stockholders and 7,500,000 shares of common stock underlying our Public Warrants upon the exercise of the Public Warrants by the holders thereof. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in the table above under “Selling Stockholders” and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

The selling stockholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on the Nasdaq Capital Market, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise.

The selling stockholders may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the Nasdaq Capital Market or any other exchange or market.

The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

Under the Stockholders Agreement, we have agreed to pay all fees and expenses incurred in connection with our performance of our obligations to register securities under the Stockholders Agreement relating to the registrations under the Stockholders Agreement. For additional details on the Stockholders Agreement, see “Selling Stockholders—Material Relationships with Selling Stockholders—Stockholders Agreement.”

The selling stockholders may agree to indemnify an underwriter, broker dealer or agent against certain liabilities related to the selling of the common stock, including liabilities under the Securities Act. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. Upon our notification by a selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling stockholder;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

In addition, upon being notified by a selling stockholder that a donee, pledgee, transferee, other successor-in-interest intends to sell shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholder.

The selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

In compliance with guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum compensation or discount to be received by any FINRA member or independent broker or dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

Exercise of Public Warrants

The Public Warrants may be exercised upon the surrender of the certificate evidencing such warrant on or before the expiration date at the offices of the warrant agent, Continental Stock Transfer & Trust Company, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Public Warrants, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrants will be required to be exercised on a cashless basis in the event of a redemption of the Public Warrants pursuant to the warrant agreement governing the Public Warrants in which our board of directors has elected to require all holders of the Public Warrants who exercise their Public Warrants to do so on a cashless basis. In such event, such holder may exercise his, her or its warrants on a cashless basis by paying the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants to be exercised, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

No fractional shares will be issued upon the exercise of the Public Warrants. If, upon the exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round up to the nearest whole number the number of shares of common stock to be issued to such holder.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our second amended and restated certificate of incorporation in its entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our amended and restated certificate of incorporation authorizes the issuance of 400,000,000 shares of common stock, $0.0001 par value per share, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value per share. The outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. As of July 1, 2015, there were 38,802,425 shares of our common stock outstanding.

Common Stock

Our amended and restated certificate of incorporation provides that all of the shares of our common stock have identical rights, powers, preferences and privileges.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

Our board of directors is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Rights on Liquidation, Dissolution or Winding Up

In the event of a liquidation, dissolution or winding up of the Company, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock.

Founder Shares

Pursuant to a letter agreement, the Founder Shares are not transferable, other than (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of our Sponsor, or any affiliates of our Sponsor, (b) by gift to a member of one of the members of our Sponsor’s immediate family or to a trust, the beneficiary of which is a member of one of the members of our Sponsor’s immediate family, to an affiliate of our Sponsor or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of one of the members of our Sponsor; (d) pursuant to a qualified domestic relations order; (e) by virtue of the laws of the state of Delaware or our Sponsor’s limited liability company agreement upon dissolution of our Sponsor; (f) in the event of our liquidation prior to our completion of our initial Business Combination; or (g) in the event of our completion of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of our initial Business Combination; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. The Founder Shares held by our Sponsor and certain directors will be released from this lock-up one year following closing of the Business Combination, except that the Founder Shares will be released earlier if, subsequent to the Business Combination, the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination. Notwithstanding the foregoing, the Founder Shares will be released from the lock-up on the date on which we complete a liquidation, merger, stock exchange or other similar transaction after our initial Business Combination that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Stock

Our second amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management. The Company has no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of the Company’s common stock. For example, if a warrantholder holds one warrant to purchase one-half of a share of the Company’s common stock, such warrant shall not be exercisable. If a warrantholder holds two warrants, such warrants will be exercisable for one share of the Company’s common stock. Warrants must be exercised for a whole share. The warrants will expire five years after the date on which they first became exercisable, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws.

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $24.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below), by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of our common stock to be issued to the warrant holder.

Private Placement Warrants

The Private Placement Warrants will not be released until 30 days after the completion of the Business Combination. During the lock-up period, the Private Placement Warrants will not be transferable, other than (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of our Sponsor, or any affiliates of our Sponsor, (b) by gift to a member of one of the members of our Sponsor’s immediate family or to a trust, the beneficiary of which is a member of one of the members of our Sponsor’s immediate family, to an affiliate of our Sponsor or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of one of the members of our Sponsor; (d) pursuant to a qualified domestic relations order; (e) by virtue of the laws of the state of Delaware or our Sponsor’s limited liability company agreement upon dissolution of our Sponsor; (f) in the event of our liquidation prior to our completion of our initial Business Combination; or (g) in the event of our completion of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the completion of the Business Combination; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. The Private Placement Warrants are not redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, except that such warrants may be exercised by the holders on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below), by (y) the fair market value. The “fair market value” means the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Registration Rights

The Stockholders Agreement became effective upon the closing of the Business Combination. Under the Stockholders Agreement, we granted certain registration rights to holders of Del Taco Holdings, Inc. common stock before the Business Combination, our initial stockholders and investors in the Step 2 Co-Investment, among others. Under the Stockholders Agreement, the Majority Rollover Investors or the Levy Family and PW Acquisition may request in writing that we register under the Securities Act all or a portion of the shares of our common stock held by them that are registrable pursuant to the terms of the Stockholders Agreement on a registration statement or file a prospectus supplement under a short-form registration statement for a shelf registration or offer shares of their common stock in a firm-commitment underwritten offering. However, such a request (i) must cover the registration of common stock which would have an anticipated aggregate offering price (net of underwriting discounts and commissions) of at least $20,000,000, based on the closing price of our common stock on NASDAQ on the date of the request, unless the registration is for the balance of the common stock then held by the Rollover Investors, and (ii) shall not count as one of the permitted registrations on a registration statement until both (x) it has become effective and (y) at least 50% of the common stock requested to be included in such registration has been registered pursuant to such registration. We will not be required to prepare and file, pursuant to the Demand Registration rights described above, more than (i) four registration statements, in the case of the Levy Family, (ii) one registration statement, in the case of PW Acquisition, or (iii) in the case of the Rollover Investors, five registration statements.

Upon receipt of the request of a Demand Registration that is a Marketed Underwritten Offering, we must give a Demand Notice to all other holders of Registrable Stock. Subject to certain limitations described below, we must, with respect to any Demand Registration, use our reasonable best efforts to promptly file with the SEC the applicable registration statement to register under the Securities Act all Registrable Stock specified in the requests of the requesting holders and, for any Demand Registration that is a Marketed Underwritten Offering, the requests (stating the number of shares of common stock to be disposed of and the intended method of disposition of such shares) of other holders of Registrable Stock given within 10 days after receipt of such Demand Notice from the Company.

Under the Stockholders Agreement, so long as we remain eligible to file a short-form registration statement, as promptly as practicable after the Effective Time but no later than 10 business days after the Effective Time, we will file a registration statement with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act for the sale of all of the Registrable Stock owned by holders of Registrable Stock, and any unregistered shares of common stock held by holders of common stock received in the Merger, holders of common stock received in connection with the distribution by each of the Levy Newco Parties to its members of the shares of common stock received by such Levy Newco Party pursuant to the Merger and holders of Founder Shares and all common stock issuable upon exercise of the Private Placement Warrants. The form and content of this Shelf Registration will be subject to the prior review and approval of the Majority Rollover Investors, which approval may not be unreasonably withheld. Following the filing of the Shelf Registration, we will use our commercially reasonable best efforts to cause the Shelf Registration to become effective as promptly as practicable but no later than 90 days after the Effective Time and remain effective until there is no longer any Registrable Stock that is not otherwise registered under a registration statement.

Dividends

We have not paid any cash dividends on our common stock to date and do not currently contemplate or anticipate declaring any dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, capital requirements and general financial condition, and will be within the discretion of the board of directors at such time.

Certain Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “Merger” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “Merger” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•	on or subsequent to the date of the transaction, the Merger is approved by our board of directors and authorized at a meeting of its stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell such securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company that has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of July 1, 2015, we had 38,802,425 shares of common stock outstanding. Of these shares, the 15,000,000 shares sold in our initial public offering are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 3,750,000 Founder Shares owned collectively by our Sponsor and four of our former independent directors and the 4,750,000 Private Placement Warrants owned by our Sponsor, four of our former independent directors and one of our former officers are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. Similarly, the shares of our common stock that we issued in the Business Combination and the Step 2 Co-Investment are restricted securities for purposes of Rule 144.

As of July 1, 2015, there are a total of 12,639,623 warrants to purchase shares of our common stock outstanding. Each whole warrant is exercisable for one share of our common stock, in accordance with the terms of the warrant agreement governing the warrants. 7,500,000 of these warrants are Public Warrants and are freely tradable. In addition, we will be obligated to maintain an effective registration statement under the Securities Act covering the 7,500,000 shares of our common stock that may be issued upon the exercise of the Public Warrants. On June 30, 2015, we issued 389,623 additional Private Placement Warrants to the Sponsor to satisfy outstanding working capital loans owed to the Sponsor by the Company.

Transfer Agent and Warrant Agent

The transfer agent for the shares of our common stock and warrants is Continental Stock Transfer & Trust Company.

Listing of Securities

Our common stock and warrants are listed and traded on the Nasdaq Capital Market under the symbols “TACO” and “TACOW,” respectively.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplements, certain legal matters in connection with the securities will be passed upon for us by McDermott Will & Emery LLP, Chicago, Illinois. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The audited financial statements of Levy Acquisition Corp. as of December 31, 2014, and for the year then ended, incorporated by reference into this prospectus, have been so included in reliance on a report of KPMG, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm, as experts in auditing and accounting.

The audited financial statements of Levy Acquisition Corp. as of December 31, 2013, and for the period from August 9, 2013 (inception) through December 31, 2013, incorporated by reference into this prospectus, have been so included in reliance on a report of Rothstein Kass, an independent registered public accounting firm, incorporated herein by reference, as experts in auditing and accounting.

The consolidated financial statements of Del Taco Holdings, Inc. at December 30, 2014 and December 31, 2013, and for each of the fifty-two week periods ended December 30, 2014, December 31, 2013 and January 1, 2013, incorporated by reference into this prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

•	Our Current Reports on Form 8-K filed with the SEC on March 12, 2015 (Items 1.01, 3.02 and Exhibits 2.1, 10.1, 10.2 and 10.3 only), May 27, 2015, June 8, 2015, June 12, 2015 and July 2, 2015 and our Current Report on Form 8-K/A dated July 2, 2015.

•	Our definitive proxy statement filed with the SEC on June 11, 2015.

•	The description of our common stock contained in our Registration Statement on Form S-1 (File No. 333-191587), initially filed with the SEC on October 7, 2013, as may be subsequently amended from time to time, which description has been incorporated by reference in Item 1 of our Registration Statement on Form 8-A (File No. 001-36197) filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended on November 13, 2013, and any amendment or report updating that description.

•	All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of the initial filing of this registration statement and prior to the effectiveness of this registration statement and prior to the termination of the offering to which this prospectus relates.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus; provided, however, that notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning our investor relations representative at the following address:

ICR, Inc.

Attention: Raphael Gross

761 Main Avenue

Norwalk, CT 06851

203-682-8253

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.